Registration No. __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MABCURE, INC.

Nevada
(State or Other Jurisdiction of Incorporation or Organization)

2835
(Primary Standard Industrial Classification Code Number)

20-4907813
(I.R.S. Employer Identification No.)

760 Parkside Avenue # 208
Brooklyn, NY 11226
 (914) 595-6342
(Address and telephone number of principal executive offices)

760 Parkside Avenue # 208
Brooklyn, NY 11226
(Address of principal place of business or intended principal place of business)

Copy to:

SRK Law Offices
7 Oppenheimer Street
Rabin Science Park
Rehovot, Israel
Telephone No.: (718) 360-5351
Facsimile No.: (011) (972) 8-936-6000
(Name, address and telephone number of agent for service)

Approximate Date of Proposed Sale to the Public: From time to time after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 424, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ x ]
(Do not check if a smaller
reporting company)

CALCULATION OF REGISTRATION FEE

Title of class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, $.001 par value per share	10,317,280 shares	$ 0.21	$ 2,166,629	$ 252

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457 of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee and is based on the closing price of our stock reported by the Over-the-Counter Bulletin Board (the “OTCBB”) on June 7, 2011, which was $0.21

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JUNE 9, 2011

PRELIMINARY PROSPECTUS

MABCURE, INC.

10,317,280 Shares of Common Stock

This prospectus relates to the offer and resale of up to 10,317,280 shares of our common stock, par value $0.001 per share, by Centurion Private Equity, LLC (“Centurion”), the selling stockholder. Of such shares, (i) 9,351,940 represent shares issuable to Centurion pursuant to the terms of the investment agreement we entered into with Centurion on January 18, 2011 (the “Investment Agreement”) and (ii) 965,340 shares represent shares that were issued to Centurion as commitment shares and to cover Centurion’s transaction fees incurred in the preparation of the documents for the investment transaction. Subject to the terms and conditions of the Investment Agreement, we have the right to “put” or sell up to $10,000,000 in shares of our common stock (the “Put Shares”) to Centurion (each such sale, a “Put”) subject to volume limitations and other limitations in the Investment Agreement. The Investment Agreement provides that prior to exercising any Put we must have a registration statement declared effective. This arrangement is referred to herein as the “Equity Funding Facility.”

For more information on the selling stockholder, please see the section of this prospectus entitled “Selling Stockholders” beginning on page 31.

We will not receive any proceeds from the resale of these shares of common stock by Centurion. We will, however, receive proceeds from the sale of the Put Shares directly to Centurion pursuant to the Equity Funding Facility. This registration statement covers the maximum number of shares of common stock that may be issuable to Centurion pursuant to the Investment Agreement based on the current market price of our common stock. In the event the price per share of our common stock declines, we may amend this registration statement to cover the resale of additional shares of common stock issuable to Centurion pursuant to the Investment Agreement. We will bear all costs associated with this registration statement.

When we put an amount of shares to Centurion, the per share purchase price that Centurion will pay to us in respect of such Put will be determined in accordance with a formula set forth in the Investment Agreement. We will be obligated to pay a finder’s fee on the sale of the Put shares to Centurion. For more information on the finder’s fee, please see the section of this prospectus entitled “Plan of Distribution” beginning on page 32.

Generally, the price per share for each Put will be a price equal to the lesser of (i) 97% of the “Market Price” (as defined below) of our common stock, or (ii) the Market Price of our common stock minus $0.01, but not less than a “Company Designated Minimum Put Share Price” (as defined below), if any, subject to certain dollar and share volume limitations for each Put. “Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg LP for our common stock during the fifteen consecutive trading day period immediately following the date specified by us on which we intend to exercise the applicable Put. “Company Designated Minimum Put Share Price” means a minimum purchase price per Put share at which Centurion may purchase shares of common stock pursuant to the Company’s Put notice. The Company Designated Minimum Put Share Price, if applicable, shall be no greater than the lesser of (i) 80% of the closing bid price of the Company’s common stock on the trading day immediately preceding the date of the Company’s Put notice, or (ii) the closing bid price of the Company’s common stock on the trading day immediately preceding the date of the Company’s Put notice minus $0.0125.

Centurion may sell our shares of common stock described in this prospectus at prevailing market prices or at privately negotiated prices. Centurion is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of our common stock under the Equity Funding Facility. For more information on the resale of our common stock, please see the section of this prospectus titled “Plan of Distribution” beginning on page 32.

Our common stock is traded on the OTC Bulletin Board under the symbol “MBCI”. The closing price of our stock on June 7, 2011 was $0.21.

You should understand the risks associated with investing in our common stock. Before making an investment, please read the “Risk Factors,” which begin on page 9 of this prospectus.

For more information on the resale of our common stock, please see the section titled “Plan of Distribution” which begins on page 32 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________________________.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities. Information contained on our website at www.mabcure.com does not constitute part of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. Before making an investment decision, you should read the entire prospectus carefully, including the sections entitled “Risk Factors,” and “Management’s Discussion and Analysis or Plan or Operation,” as well as our financial statements and related notes. Throughout this prospectus, the terms “we,” “us,” “our,” and “Company” refer to MabCure, Inc., a Nevada corporation.

Company Overview

We were incorporated on May 8, 2006, in the State of Nevada under the name “Smartec Holdings, Inc.” Our authorized capital at formation consisted of 75,000,000 shares of our common stock (the “Common Shares”) with a par value of $0.001 per common share.

Effective November 26, 2007, we filed a certificate of change increasing our authorized capital from 75,000,000 common shares with a par value of $0.001 per common share to 1,500,000,000 common shares with a par value of $0.001 per common share. On that date, we also effected a forward stock split on a twenty-to-one basis.

On January 22, 2008, we changed our name from “Smartec Holdings, Inc.” to “MabCure Inc.” following the merger with our wholly-owned subsidiary, MabCure, Inc.

On October 30, 2008, we established MabCure, N.V., a wholly-owned subsidiary in Belgium. The Belgian subsidiary was established in order to accelerate the development and commercialization of MabCure’s proprietary products for the early detection of cancer with specific antibodies and for the creation of highly specific therapeutics (antibodies and novel drugs) against cancer.

As of April 1, 2011, we relocated our principal executive offices and our principal place of business to 760 Parkside Avenue #208, Brooklyn, NY 11226. Our telephone number is (914) 595-6342.

Our common stock is traded on the over-the-counter market and quoted on the over-the-counter bulletin board (the “OTCBB”) under the symbol “MBCI.” On April 26, 2011, the closing price for shares of our common stock as reported on the OTCBB was $0.25.

The Offering

Number of shares of common stock being registered in this offering	10,317,280 shares of common stock ((i) 9,351,940 shares issuable to Centurion as Put Shares and (ii) 965,340 shares already issued to Centurion as commitment shares and fee shares).

Number of shares of common stock currently outstanding	63,465,065 shares of common stock (includes the 965,340 shares of common stock already issued to Centurion).

Number of shares of common stock outstanding after the offering if all the shares registered hereunder are issued to and resold by the selling stockholder	72,817,005 shares of common stock (63,465,065 + 9,351,940)

Market for our common stock	OTCBB

Use of Proceeds

We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by Centurion. However, we will receive proceeds from the sale of the Put Shares to Centurion upon our exercise of the Equity Funding Facility. The net proceeds from the sale of the Put Shares under the Equity Funding Facility will be used to fund our research and development, and general and administrative expenses. See “Use of Proceeds” on page 14 below.

Equity Funding Facility

We may sell the Put Shares to Centurion from time to time at a price equal to the lesser of (i) 97% of the “Market Price” (as defined below) of our common stock or (ii) the Market Price of our common stock minus $0.01, but not less than a Company Designated Minimum Put Share Price, if any, subject to certain dollar and share volume limitations for each Put, until the earlier of (a) 24 months from the date this Registration Statement is declared effective, (b) 30 months from the date of the Investment Agreement, or (c) until all Puts under the Investment Agreement have reached an aggregate gross sales price equal to $10 million. “Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg LP for our common stock during the fifteen consecutive trading day period immediately following the date specified by us on which we intend to exercise the applicable Put (the “Pricing Period”).

The number of Put Shares that Centurion shall be obligated to purchase in a given Put shall not exceed a share volume limitation equal to the lesser of: (i) 1.5 million shares; (ii) 15% of the aggregate trading volume in our common stock during any Pricing Period for such Put excluding any block trades that exceed 40,000 shares of our common stock and excluding any days where the lowest intra-day trade price is less than the Trigger Price (defined below), (iii) the number of Put Shares which, when multiplied by their respective Put Share prices, equals $500,000, and (iv) such number of Put Shares that when added to the number of shares of our common stock then beneficially owned by Centurion would exceed 4.9% of the number of shares of our common stock outstanding. For any Pricing Period, the “Trigger Price” means the greater of (i) the Company’s specified minimum Put Share price, plus $0.01, or (ii) the Company’s designated minimum Put Share price divided by 0.97, but not less than a Company Designated Minimum Put Share Price, if any.

Risk Factors	There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our common stock, please see “Risk Factors” beginning on page 9.

Dilutive Effects

Under the Investment Agreement, the purchase price of the Put Shares to be sold to Centurion will be at a price equal to the lesser of (i) 97% of the Market Price of our common stock or (ii) the Market Price of our common stock minus $0.01, but not less than a Company Designated Minimum Put Share Price, if any. The table below illustrates an issuance of shares of common stock to Centurion under the Investment Agreement for a hypothetical draw down amount of $50,000 at an assumed Market Price of $0.21, which was the closing price of our common stock on June 7, 2011.

				Number of
Draw Down			Price to be Paid by	Shares
Amount	Market Price	Discount	Centurion	to be Issued
$50,000	$0.21	(- $0.01)	$0.20	250,000

By comparison, if the Market Price of our common stock was lower than $0.21, the number of shares that we would be required to issue in order to have the same draw down amount of $50,000 would be greater, as shown by the following table:

Draw Down			Price to be Paid by	Number of Shares
Amount	Market Price	Discount	Centurion	to be Issued
$50,000	$0.20	(- $0.01)	$0.19	263,158

Accordingly, there would be dilution of an additional 13,158 shares issued due to the lower stock price. In effect, if we are interested in receiving a fixed funding amount, a lower price per share of our common stock means a higher number of shares to be issued to Centurion in order to receive that fixed funding amount, which equates to greater dilution of existing stockholders. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by Centurion, and because our existing stockholders may disagree with a decision to sell shares to Centurion at a time when our stock price is low, and may in response decide to sell additional numbers of shares, further decreasing our stock price.

The actual number of shares that will be issued to Centurion under the Equity Funding Facility will depend upon the Market Price of our stock at the time of our Puts to Centurion. Based on the closing price of our common stock as of June 7, 2011, the total number of shares issuable under the Equity Funding Facility (assuming we access the full amount of the Equity Funding Facility) would be approximately 50,000,000 shares, which, if issued, would represent approximately 44.1% of the total shares of common stock outstanding after the issuance (63,465,065 + 50,000,000 = 113,465,065). If the Market Price of our stock for all Puts made under the Equity Funding Facility is not at least $0.21, we would need to issue more than 50,000,000 shares to receive the entire $10,000,000 available under the Equity Funding Facility. This prospectus relates to the registration of 10,317,280 shares of our common stock, of which 9,351,940 may be issued under the Equity Funding Facility. If issued, these 9,351,940 shares would represent approximately 12.8% of the total shares of common stock outstanding (63,465,065 + 9,351,940 = 72,817,005).

Likelihood of Accessing the Full Amount of the Equity Funding Facility

Notwithstanding that the Equity Funding Facility is in an amount of $10,000,000, the likelihood that we would access the full $10,000,000 and issue 50,000,000 shares of common stock to Centurion is low. This is due to several factors: (i) our annual budget is between $1,500,000 and $2,000,000, and thus the Equity Funding Facility may expire before we would need to obtain the maximum amount; (ii) we may utilize other funding facilities and obtain financing from other sources; (iii) the Equity Funding Facility’s share volume limitations will limit our use of the Equity Funding Facility; and (iv) the Market Price may increase and thus fewer shares will need to be issued.

We determined to register in this registration statement a total of 10,317,280 shares, which represent one-third of the Company’s public float (after subtracting the holdings of insiders and controlling shareholders), and which reflect our utilizing $1,870,388 of the $10,000,000 available under the Equity Funding Facility, based on the closing price of our common stock on June 7, 2011.

RISK FACTORS

Investing in our common stock involves a high degree of risk, and you should be able to bear the complete loss of your investment. You should carefully consider the risks described below, the other information in this Prospectus, the documents incorporated by reference herein and the risk factors discussed in our other filings with the Securities and Exchange Commission when evaluating our company and our business. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known by us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or a part of the money paid to buy our common stock.

Risk Factors related to our Business

1. We have no operating history and have maintained losses since inception, which we expect to continue into the future.

We were incorporated on May 8, 2006, and have limited operations. We have not realized any revenues to date. Our products are under development and will not be ready for commercial sale until we have completed development, conducted clinical trials, and received all regulatory approvals. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss from inception to December 31, 2010 is $3,243,125. Based upon our proposed plans, we expect to incur operating losses in future periods. This will happen because there are substantial costs and expenses associated with the development and commercialization of our proposed products. We may fail to generate revenues in the future. Failure to generate revenues will cause us to either change our line of business or to go out of business because we will not have the money to pay our ongoing expenses.

2. Our independent auditors’ report states that there is a substantial doubt that we will be able to continue as a going concern.

Our independent registered public accounting firm, Rotenberg Meril Solomon Bertiger & Guttilla, P.C., state in their audit report, dated April 14, 2011, that since we are a development stage company, have no established source of revenue, and are dependent on our ability to raise capital from shareholders or other sources to sustain operations, there is a substantial doubt that we will be able to continue as a going concern.

We will, in all likelihood, continue to incur expenses without generating significant revenues into the foreseeable future, at least until we complete development of our products and commence their commercialization. Our only source of funds to date has been the sale of our common stock. Because we cannot ensure that we will be able to generate interest in our products or that we will be able to generate any significant revenues or income, the identification of new sources of equity financing will be difficult. If we are successful in closing on any new financing, existing investors will experience substantial dilution. Our ability to obtain debt financing is also severely impacted by our financial condition, and likely not even feasible, given that we do not have revenues or profits to pay interest or repay principal.

As a result, if we are unable to obtain additional financing at this stage in our operations, our business will fail and our stockholders may lose some or all of their investment in our common stock.

3. Our inability to complete our product development activities successfully may severely limit our ability to operate and finance operations.

Commercialization of our technology will require significant additional research and development as well as substantial clinical trials. We believe that Europe and the United States will be the principal markets for our technology, although we may elect to expand into other regions. We may not be able to successfully complete development of our technology, or successfully market our technology. Our research and development programs may not be successful. Our technology may not prove to be safe and efficacious in clinical trials, and we may not obtain the necessary regulatory approvals for our technology. Whether or not any of these events occur, we may not have adequate resources to continue operations for the period required to resolve any issues delaying commercialization, and we may not be able to raise capital to finance our continued operation during the period required for resolution of these issues.

4. If we are not able to adequately protect our proprietary technology, our Company will suffer a material adverse effect.

Our ability to compete successfully and achieve any revenue will depend, in part, on our ability to protect our proprietary technology and operate without infringing upon the rights of others. In addition, the departure of any of our management or any significant technical personnel or consultants we hire or retain in the future, the breach of their confidentiality and non-disclosure obligations, or the failure to achieve our intellectual property objectives may have a material adverse effect on our business, financial condition, and results of operations. We believe our success depends upon the knowledge and experience of our management and our ability to commercialize our existing technology and to develop new technologies.

We may not be able to successfully protect our proprietary technology, and our proprietary technology may otherwise become known, or similar technology may be independently developed by competitors. While we believe that we have adequately protected our proprietary technology, and we intend to take all appropriate and reasonable legal measures to protect it in the future, the use of our technology by a competitor could have a material adverse effect on our business, financial condition, and results of operations. In addition, competitors may discover novel uses, develop similar or more marketable technologies, or offer services similar to those offered by our Company at lower prices. If we are unsuccessful in addressing the risks related to protecting our proprietary technology, our business will most likely fail.

5. We may be subject to intellectual property infringement litigation, which may be time-consuming and costly.

We may need to bring legal claims to enforce or protect our intellectual property rights. Any litigation, whether successful or unsuccessful, may result in substantial costs and a diversion of our Company's resources. In addition, notwithstanding our rights to our intellectual property, other persons may bring claims against us alleging that we have infringed on their intellectual property rights or that our intellectual property rights are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our business, or require us to make changes to our technology.

6. Clinical trials are expensive, time consuming, and difficult to design and implement, and it is unclear whether the results of such clinical trials will be favorable.

We commenced clinical trials of our proposed products in January 2010. Clinical trials will be expensive and may be difficult to implement due to the number of patients and testing sites that may be required, and could be subject to delay or failure at any stage of the trials. We expect our current funding will be sufficient only to enable us to continue our operations as currently planned until approximately the second quarter of 2011. Accordingly, we will require additional funds to conduct additional clinical trials, obtain the necessary FDA approvals, and market our products. Any delay or failure of, or adverse results from, clinical trials will likely require us to obtain even further funding in order to address such delays or failures, or to refocus our efforts on other product candidates, and such delay, failure, or adverse results could make it much more difficult or expensive for us to obtain funding. Similarly, human clinical trials for our products will be expensive and difficult to design and implement in part because they will be subject to rigorous regulatory requirements. The clinical trial process is also time-consuming. We estimate that clinical trials of our proposed products will take at least several years to complete once initiated. Furthermore, we may encounter problems that could cause us to abandon or repeat clinical trials, further delaying or preventing the completion of such trials.

7. The results of our clinical trials may not support our product claims.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product claims. Even if pre-clinical testing and early clinical trials for a product are successful, this does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing or meet our expectations. The clinical trial process may fail to demonstrate that our products are safe for humans or effective for indicated uses. Any such failure would likely cause us to abandon the product and may delay development of other product candidates.

8. Our products are subject to government regulations and approvals which may delay or prevent the marketing of potential products and impose costly procedures upon our activities.

The FDA and comparable agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon pre-clinical and clinical testing, manufacturing and marketing of pharmaceutical and biotechnology products. Lengthy and detailed pre-clinical and clinical testing, validation of manufacturing and quality control processes, and other costly and time-consuming procedures are required. Satisfaction of these requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity, and novelty of the pharmaceutical product. The effect of government regulation may be to delay or to prevent marketing of potential products for a considerable period of time and to impose costly procedures upon our activities. The FDA or any other regulatory agency may not grant approval on a timely basis, or at all, for any product we develop. Success in pre-clinical or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations that could delay, limit, or prevent regulatory approval. If regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which a product may be marketed. Further, even after we have obtained regulatory approval, later discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. Delay in obtaining or failure to obtain regulatory approvals would make it difficult or impossible to market our products and would harm our business.

9. We may require additional funding, and our future access to capital is uncertain. Insufficient funds may limit our ability to develop and commercialize new products, services, and technologies.

Our business can change unpredictably due to a variety of factors, including competition, regulation, legal proceedings, or other events, which could impact our funding needs or our cash flow from operations or increase our required capital expenditures. In addition, our estimates of the funds necessary to develop and commercialize our MAbs for the early detection of cancer with specific antibodies and for the creation of highly specific therapeutics (antibodies and novel drugs) against cancer or other diagnostic testing products or services may be inaccurate or we may acquire products or other assets in the future, in each case which could require additional funds. Furthermore, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. We may seek the additional capital through public or private equity offerings, debt financings, and collaborative and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be diluted and the terms may include liquidation or other preferences or rights that adversely affect your rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures, or declaring dividends. If we raise additional funds through collaboration and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or products, or grant licenses on terms that are not favorable to us.

Adequate funds, whether through the financial markets or from other sources, may not be available when we need them or on terms acceptable to us. For example, the United States has recently experienced an economic recession, the long-term impact of which cannot be predicted. Furthermore, as a result of the recent volatility in domestic and international capital markets, the cost and availability of credit has been and may continue to be adversely affected as compared to its normal function. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease to provide funding to borrowers. Insufficient funds could cause us to delay, scale back, or choose not to develop and commercialize new products and technologies, including diagnostic testing products and services.

10. Investors may incur dilution.

The Company may issue additional shares of its equity securities to raise additional cash to fund acquisitions or for working capital. If the Company issues additional shares of its capital stock, investors in this offering will experience dilution in their respective percentage ownership in the Company.

11. There is no intention to pay dividends at the present time.

The Company has never paid dividends or made other cash distributions on the common stock, and does not expect to declare or pay any dividends in the foreseeable future. The Company intends to retain future earnings, if any, for working capital and to finance current operations and expansion of its business. Investors should not count on dividends in evaluating an investment in our common stock.

12. The beneficial owner of our principal shareholder has resigned from the Board and has been terminated as Chief Scientific Officer.

Our principal shareholder, Indigoleaf Associates Ltd., a company that is beneficially owned by Dr. Elisha Orr, currently holds approximately 40.7% of our shares of common stock. On November 30, 2010, Dr. Orr resigned from our Board of Directors. Although he did not state the reason for his resignation from our Board of Directors, we believe that his resignation from the Board of Directors was related to a difference of opinion with our other Directors concerning (a) the composition of the Company’s Board and management going forward, (b) the location of the Company’s laboratory facilities, and (c) sources of financing for the Company’s operations. Furthermore, on December 2, 2010, our subsidiary, MabCure N.V., terminated, for cause, its Management Services Agreement with Dr. Orr, pursuant to which Dr. Orr had served as our Chief Scientific Officer.

Through his beneficial ownership of Indigoleaf Associates Ltd. Dr. Orr retains approximately a 40.7% interest in our outstanding shares, thereby having a significant say in all matters requiring stockholder approval. It is possible that Dr. Orr will cause Indigoleaf Associates Ltd. to vote its shares against any proposed management recommendation that requires shareholder approval, which may lead to an inability on the part of our current management and Board to pursue strategic growth, which, in turn, may have a material adverse impact on shareholder value. In addition, Dr. Orr may initiate a contest for control of the Company, which could distract our management from operations, divert Company resources, and negatively impact the Company’s financial condition, profitability and prospects.

Risks Relating to the Offering

13. The Equity Funding Facility May Adversely Affect the Market Price of our Common Stock.

The market price of our common stock could decline as a result of the issuance and resale of shares pursuant to the Investment Agreement or by the perception that these issuances and resales could occur. Resales by Centurion might also make it more difficult for us to issue and sell shares of common stock at a time and price that we deem appropriate. We are registering an aggregate of 10,317,280 shares of common stock under the Registration Statement of which this prospectus forms a part for issuance pursuant to the Investment Agreement. It is likely that the sale of these shares into the public market by Centurion will depress the market price of our common stock.

14. Draw Downs Under the Equity Funding Facility Will Dilute Existing Shareholders.

Centurion has committed to purchase up to $10,000,000 in shares of our common stock, subject to certain dollar and share volume limitations for each Put. From time to time during the term of the Equity Funding Facility, and at our sole discretion, we may present Centurion with a Put notice requiring them to purchase shares of our common stock. The price per share for each Put will be a price equal to the lesser of (i) 97% of the “Market Price” (as defined below) of our common stock or (ii) the Market Price of our common stock minus $0.01, but not less than a Company Designated Minimum Put Share Price, if any. “Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg LP for our common stock during the fifteen consecutive trading day period immediately following the date specified by us on which we intend to exercise the applicable Put. As a result, our existing shareholders will experience immediate dilution upon the purchase of any of the Put Shares by Centurion.

In addition, the issue and resale of the shares under the Investment Agreement may have an adverse effect on the market price of our common stock. Centurion may resell some, if not all, of the shares that we issue to it under the Investment Agreement and such sales could cause the market price of our common stock to decline significantly. To the extent of any such decline, any subsequent Puts would require us to issue and sell a greater number of shares to Centurion in exchange for each dollar of proceeds to be received from the sale of Put Shares. Under these circumstances, the existing shareholders of the Company will experience greater dilution. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by Centurion, and because our existing stockholders may disagree with a decision to sell shares to Centurion at a time when our stock price is low, and may in response decide to sell additional numbers of shares, further decreasing our stock price. If we draw down amounts under the Equity Funding Facility when our share price is decreasing, we will need to issue more shares to raise the same amount of funding.

15. There Is No Guarantee That We Will Satisfy The Conditions To The Investment Agreement.

Although the Investment Agreement provides that we can require Centurion to purchase, at our discretion, up to $10 million shares of our common stock in the aggregate, there can be no assurances that we will be able to satisfy the closing conditions applicable for each Put. The closing conditions include an effective registration statement, continued listing on the OTCBB, and current public information on the Company. If we fail to satisfy the applicable closing conditions, we will not be able to sell the Put Shares to Centurion.

16. There is no Guarantee that We will be able to Fully Utilize the Equity Funding Facility.

There are limitations on the number of Put Shares that may be sold in each Put. The number of Put Shares that Centurion shall be obligated to purchase in a given Put shall not exceed a share volume limitation equal to the lesser of: (i) 1.5 million shares; (ii) 15% of the aggregate trading volume in our common stock during any pricing period for such Put excluding any block trades that exceed 40,000 shares of our common stock and excluding any days where the lowest intra-day trade price is less than the Trigger Price, (iii) the number of Put Shares which, when multiplied by their respective Put Share prices, equals $500,000, and (iv) such number of Put Shares that when added to the number of shares of our common stock then beneficially owned by Centurion would exceed 4.9% of the number of shares of our common stock outstanding. Thus, our ability to access the bulk of the funds available under the Equity Funding Facility depends in part on Centurion’s resale of stock purchased from us in prior Puts. If with regard to a particular Put, the share volume limitation is reached, we will not be able to sell the proposed Put Shares to Centurion. Accordingly, the Equity Funding Facility may not be available at any given time to satisfy our funding needs.

17. Sales under the Investment Agreement could Result In the Possibility of Short Sales

Any downward pressure on the market price of our common stock caused by the issue and resale of shares to and by Centurion could encourage short sales by third parties. In a short sale, a prospective seller borrows shares of common stock from a shareholder or broker and sells the borrowed shares of common stock. The prospective seller hopes that the common stock market price will decline, at which time the seller can purchase shares of common stock at a lower price for delivery back to the lender. Since the seller would be purchasing shares of common stock at a price that is lower than the sale price of the borrowed shares of common stock, the seller profits when the common stock market price declines. Such sales could place downward pressure on the market price of the common stock by increasing the number of shares of common stock being sold, which could further contribute to any decline of the market price of the common stock. Furthermore, Centurion may enter into any short sale or other hedging or similar arrangement it deems appropriate with respect to Put Shares after it receives a Put notice with respect to such Put Shares so long as such sales or arrangements do not involve more than the number of the Put Shares specified in the applicable Put notice.

18. Centurion will Pay Less than the Then-Prevailing Market Price for our Common Stock.

The common stock to be issued to Centurion pursuant to the Investment Agreement will be purchased at a discount of 3% of the average of the three lowest daily volume weighted average prices published daily by Bloomberg LP for our common stock during the fifteen consecutive trading day period immediately following the date specified by us on which we intend to exercise the applicable Put or at a discount of one cent (whichever discount is greater). Centurion will have a financial incentive to exert downward pressure on the market price of our common stock during the Put pricing period in order to acquire the Put Shares at a discounted price.

19. There Is Uncertainty as to the Amount that Centurion will pay for the Put Shares

The actual amount of proceeds that we will receive in any particular Put or in total under the Investment Agreement is uncertain. Subject to certain limitations in the Investment Agreement, we have the discretion to give a Put notice at any time throughout the term. However, since the price per share of each Put Share will fluctuate based on the Market Price of our common stock during the Put pricing period, the actual amount that Centurion will pay for the Put Shares included in any particular Put will decrease if the Market Price of our common stock declines.

20. Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations, which may limit a stockholder's ability to buy and sell our stock.

Our common stock is subject to the regulations of the SEC promulgated under the Exchange Act that require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC regulations define penny stocks to be any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a standardized risk disclosure schedule prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the purchaser’s account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that becomes subject to the penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage market investor interest in and limit the marketability of our common stock.

21. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the Over-The-Counter Bulletin Board, such as MabCure, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. Currently we have sufficient resources to comply with our future reporting requirements; however, should we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our Company.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets ” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 9.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the common stock offered by Centurion pursuant to this prospectus. All proceeds from the resale of such shares will be for the account of Centurion. However, we will receive proceeds from the sale of the Put Shares to Centurion pursuant to the Investment Agreement. The net proceeds from the sale of the Put Shares under the Equity Funding Facility will be used to fund our research and development, and general and administrative expenses. The amounts and timing of our expenditures will depend on numerous factors, such as the progress made in our research and development activities and the results of our clinical trials. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of shares to Centurion. Accordingly, we will retain broad discretion over the use of such proceeds.

We have agreed to bear the expenses relating to the registration of the shares for Centurion.

DETERMINATION OF THE OFFERING PRICE

The 10,317,280 shares of our common stock being registered hereunder may be offered and resold by Centurion at prevailing market prices or at privately negotiated prices. The offering price utilized herein is based on the current price per share of our common stock as traded on the OTCBB. The closing price of our stock on June 7, 2011 was $0.21.

Equity Funding Facility with Centurion

Investment Agreement

We entered into an Investment Agreement with Centurion, dated as of January 18, 2011, for the provision of an equity funding facility up to the amount of $10 million. Pursuant to the terms and conditions of the Investment Agreement, we may sell newly issued shares of our common stock (the “Put Shares”) to Centurion (each such sale, a “Put”) from time to time at a price equal to the lesser of (i) 97% of the “Market Price” (as defined below) of our common stock or (ii) the Market Price of our common stock minus $0.01, but not less than a Company Designated Minimum Put Share Price, if any, subject to certain dollar and share volume limitations for each Put, until the earlier of (a) 24 months from the date our Registration Statement is declared effective, (b) 30 months from the date of the Investment Agreement, or (c) until all Puts under the Investment Agreement have reached an aggregate gross sales price equal to $10 million. “Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg LP for our common stock during the fifteen consecutive trading day period immediately following the date specified by us on which we intend to exercise the applicable Put.

Centurion’s discount from the market price was arrived at through negotiations between Centurion and the Company and represents a premium for the stand-by nature of Centurion’s purchase commitment and the amount of investment agreed to by Centurion.

The Investment Agreement provides that prior to exercising any Put we must have a registration statement declared effective with respect to the Put Shares.

The number of Put Shares that Centurion shall be obligated to purchase in a given Put shall not exceed a share volume limitation equal to the lesser of: (i) 1.5 million shares; (ii) 15% of the aggregate trading volume in our common stock during any pricing period for such Put excluding any block trades that exceed 40,000 shares of our common stock, and excluding any days where the lowest intra-day trade price is less than the Trigger Price (defined below), (iii) the number of Put Shares which, when multiplied by their respective Put Share prices, equals $500,000, and (iv) such number of Put Shares that when added to the number of shares of our common stock then beneficially owned by Centurion would exceed 4.9% of the number of shares of our common stock outstanding. For any Pricing Period, the “Trigger Price” means the greater of (i) the Company’s specified minimum Put Share price, plus $0.01, or (ii) the Company’s designated minimum Put Share price divided by 0.97, but not less than a Company Designated Minimum Put Share Price, if any.

Logistically, in terms of timing of each Put, the Investment Agreement provides that at least three business days but no more than 10 business days prior to any intended Put date, we must deliver a Put notice to Centurion, stating the number of shares included in the Put and the Put date.

The closing conditions for each Put include the following:

  an effective registration statement under the Securities Act that covers the resale of the Put Shares by Centurion;
  our common stock continues to be quoted on the OTC Bulletin Board and has not been suspended from trading;
  we are current on all periodic public filings required to be made with the SEC;
  no injunction shall have been issued and remains in force against us, and no action commenced by a governmental authority exists which has not been stayed or abandoned, prohibiting the purchase or the issuance of the shares to Centurion;
  we have complied with our obligations and are not in breach of nor in default under, the Investment Agreement, the Registration Rights Agreement, or any other agreement executed in connection therewith with Centurion;

The Investment Agreement further provides that Centurion is entitled to customary indemnification from us for any losses or liabilities it suffers as a result of any breach by the other of any provisions of the Investment Agreement or our registration rights agreement with Centurion, or as a result of any lawsuit brought by a third-party arising out of or resulting from their execution, delivery, performance or enforcement of the Investment Agreement or the registration rights agreement.

The Investment Agreement also contains representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the Investment Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Investment Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a stockholder or investor might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

As consideration for the provision of the Equity Funding Facility, we originally issued to Centurion 465,224 commitment shares and 34,892 fee shares to cover Centurion’s transaction fees. Pursuant to an amendment to the Investment Agreement dated June 6, 2011, we issued to Centurion an additional 465,224 commitment shares.

Securities Purchase Agreement/Debenture

Concurrently with the closing of the Investment Agreement, pursuant to the terms of a Securities Purchase Agreement, dated as of January 18, 2011, we issued to Centurion a senior secured convertible debenture in the amount of $100,000 (“Debenture”). The Debenture is due to mature on October 18, 2011 and bears interest at the rate of 8% per annum which is payable to Centurion at maturity. Originally, the Debenture provided that at the option of the holder, the Debenture may be converted into shares of our common stock at any time prior to maturity, at a price equal to the lesser of (i) 90% of the “Conversion Market Price” (as defined below) on the date of the initial issuance of the Debenture or (ii) 90% of the Conversion Market Price of our common stock on the applicable conversion date. “Conversion Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg, LP for our common stock over the fifteen consecutive trading day period immediately preceding the date in question. Pursuant to an amendment to the Securities Purchase Agreement dated June 6, 2011, the Debenture conversion price was amended to be fixed at $0.165.

The Debenture includes a security interest on all of our assets that shall be automatically released following the date that the shares issuable upon conversion of the Debenture can be resold without restriction under Rule 144, and 15% of the aggregate volume accrues to the Debenture amount.

BUSINESS

Formation and year of organization

We were incorporated on May 8, 2006, in the State of Nevada under the name “Smartec Holdings, Inc.” Our authorized capital at formation consisted of 75,000,000 shares of our common stock (the “Common Shares”) with a par value of $0.001 per common share.

Effective November 26, 2007, we filed a certificate of change increasing our authorized capital from 75,000,000 common shares with a par value of $0.001 per common share to 1,500,000,000 common shares with a par value of $0.001 per common share. On that date, we also effected a forward stock split on a twenty-to-one basis.

On January 22, 2008, we changed our name from “Smartec Holdings, Inc.” to “MabCure, Inc.” following the merger with our wholly owned subsidiary, MabCure, Inc.

On October 30, 2008, we established, MabCure, N.V., a wholly-owned subsidiary in Belgium. The Belgian subsidiary was established in order to accelerate the development and commercialization of MabCure’s proprietary products for the early detection of cancer with specific antibodies and for the creation of highly specific therapeutics (antibodies and novel drugs) against cancer.

As of April 1, 2011, we relocated our principal executive offices and principal place of business to 760 Parkside Avenue #208, Brooklyn, NY 11226. Our telephone number is (914) 595-6342.

Our common shares are traded on the over-the-counter market and quoted on the over-the-counter bulletin board (the “OTCBB”) under the symbol “MBCI.” On April 26, 2011, the closing price for our common shares as reported on the OTCBB was $0.25.

Bankruptcy, Receivership or Similar Proceeding

We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal actions or proceedings.

Purchase of Assets

On January 10, 2008, we entered into an asset purchase agreement with Indigoleaf Associates Ltd. (“Indigoleaf”), and Dr. Amnon Gonenne, pursuant to which we agreed to purchase all of Indigoleaf’s interest and rights to a proprietary technology for the rapid and efficient generation of monoclonal antibodies against desired antigens such as cancer markers, including, but not limited to, the knowhow, secrets, inventions, practices, methods, knowledge and data owned by Indigoleaf. We purchased this proprietary technology pursuant to an intellectual property transfer agreement and consummated the other transactions contemplated by the asset purchase agreement on July 7, 2008. Pursuant to the asset purchase agreement, as amended on April 2, 2009, we issued 25,638,400 shares of our common stock to Indigoleaf in consideration for the purchase of Indigoleaf’s proprietary technology, and we issued 6,409,600 shares of common stock to Dr. Gonenne in consideration for being one of the founders of the Company’s cancer therapy and detection business. The shares issued were valued at $16,000,000. The shares issued to Dr. Gonenne were described in error in the asset purchase agreement as having been issued to Dr. Gonenne in consideration for future services that Dr. Gonenne agreed to provide to us, and this error has been corrected in the April 2, 2009 amendment.

On June 27, 2008, pursuant to the asset purchase agreement, we closed a private placement consisting of 1,300,000 units of our securities at a price of $1.00 per unit, for aggregate proceeds of $1,300,000. Each unit consists of: (i) one common share; (ii) one non-transferable share purchase warrant entitling the holder thereof to purchase one share of common stock for a period of 12 months commencing from the closing of the asset purchase agreement, at an exercise price of $1.25 per common share; and (iii) one non-transferable share purchase warrant entitling the holder thereof to purchase one share of common stock for a period of 24 months commencing from the closing of the asset purchase agreement, at an exercise price of $1.25 per common share (“Two-Year Warrants”). The terms of the Two-Year Warrants were subsequently amended as discussed further below.

On April 2, 2009, we entered into an amendment to the asset purchase agreement dated January 10, 2008, whereby the parties specified their original intention that the 6,409,600 shares of our common stock that were issued to Dr. Gonenne were, in fact, issued to Dr. Gonenne as founder’s shares as consideration for being one of the founders of our cancer therapy and detection business. Pursuant to the amendment to the asset purchase agreement, up to 75 percent of the shares issued to Dr. Gonenne, i.e., up to 4,807,200 shares of our common stock were subject to a lapsing repurchase right by us in the event Dr. Gonenne’s employment agreement with the Company had been terminated within 18 months from July 7, 2008. All of the 4,807,200 shares of common stock issued to Dr. Gonenne that had been subject to the lapsing repurchase right have been released from the lapsing repurchase right and are no longer subject thereto.

The purchase of intellectual property from Indigoleaf was accounted for under ASC Topic 350. The value of the intellectual property acquired on July 7, 2008 was calculated based on the June 27, 2008 private placement transaction discounted by a factor to reflect the fact that the issued stock was restricted and escrowed for an extended period of time under the agreement. This value amounted to $16,000,000 for the shares issued and was recorded by us as an intangible asset, “intellectual property” in the accompanying consolidated balance sheets as of December 31, 2010 and 2009. We believe that there are no legal, regulatory, contractual, competitive, or economic factors that limit the useful life of this intangible asset. Consequently, we consider the useful life of this asset to be indefinite. As such, we have recorded no amortization expense. In accordance with ASC Topic 350, we perform, at least annually, impairment testing in the last quarter of the year.

Recent Corporate Developments

On January 18, 2011, we entered into an investment agreement with Centurion Private Equity, LLC, an affiliate of Roswell Capital Partners, for the provision of an equity funding facility of up to the amount of $10 million. Concurrently, we issued to Centurion a senior secured convertible debenture in the amount of $100,000.

In December 2010, we received an unsecured loan in the amount of $75,000 from existing shareholders, bearing interest at rate of 10% per annum and payable upon demand.

On December 2, 2010, we appointed Dr. Charles T. Tackney as our new Chief Scientific Officer, following Dr. Elisha Orr’s departure, as described below. Dr. Tackney is a scientific and business leader with diverse experience in clinical medicine and new technology development, spanning the areas of molecular biology, biotechnology and diagnostics.

On November 30, 2010, each of Dr. Elisha Orr and Mr. Itzik Zivan resigned from our Board of Directors. The notices of resignation sent by Dr. Orr and Mr. Zivan did not state the reasons for their respective resignations from our Board of Directors, but we believe that both resignations from the Board of Directors are related to a difference of opinion with our other Directors and management, as previously disclosed in our Form 8-K dated December 2, 2010. Following Dr. Orr’s resignation from the Board, on December 2, 2010 our subsidiary, MabCure N.V., terminated its Management Services Agreement with Dr. Orr, pursuant to which Dr. Orr served as our Chief Scientific Officer. In addition, the Board of Directors of the Company terminated Dr. Orr from his position as our Executive Vice President.

In the third quarter of 2010, the Thai National Cancer Institute joined our ongoing study at Mahidol University that we started in January 2010 pursuant to a research agreement signed in December 2009 with Ramathibodi Hospital, Mahidol University, in Bangkok, Thailand. Mahidol University is one of the oldest and most prestigious universities in Thailand, and is internationally known and recognized for the high caliber of research and teaching by its faculty.

In October 2010, we signed a collaboration agreement with Catholic University, K.U. Leuven and University Hospital, UZ Leuven, Belgium, together comprising one of the largest and most reputable medical centers in Europe. The collaboration is aimed at expanding our diagnostic database in order to pave the way to multi-center clinical studies in Europe and the United States. This collaboration follows our joint study with Professor Ignace Vergote, a world renowned authority on ovarian cancer, which provided a proof of concept for the ability of our antibodies to distinguish between ovarian cancer and benign tumors, as discussed above.

On July 27, 2010, we announced the results of a confirmatory study which demonstrated the ability of our proprietary monoclonal antibodies (MAbs) to successfully identify ovarian cancer in blood with 94 percent accuracy and with no false positives or cross-reactions with benign ovarian tumors or healthy blood. The results were from a blinded study we conducted of several of our ovarian cancer MAbs against 54 different blood samples, in collaboration with Prof. Ignace Vergote, Chairman, Department of Gynecological Oncology at UZ Hospital in Leuven, Belgium. The samples were comprised of 17 patients with advanced ovarian cancer, 5 patients with benign tumors of the ovaries, 24 healthy young females and 8 males. The results of our study showed that three of our MAbs correctly diagnosed 16 of the 17 ovarian cancers, with a diagnostic sensitivity of 94 percent and 100 percent correct diagnosis of the benign tumors. This study confirms findings from an earlier proof of concept study which demonstrated the ability of our antibodies to detect low levels of ovarian cancer-specific antigens in the blood of patients. Namely, a number of patients who were judged to be in clinical remission, following surgery and chemotherapy, were found to still have residual disease by our MAbs. All of these patients had baseline levels of CA-125, the standard ovarian cancer marker in blood, suggesting that our MAbs serum marker test may be effective in detecting early-stage disease when the level of circulating cancer antigens in the blood is presumably low.

At the end of July 2010, following the positive results from our confirmatory study, we filed a provisional patent application for our ovarian cancer diagnostic antibodies with the U.S. Patent and Trademark Office.

On March 5, 2010, we closed an offshore private placement consisting of 1,000,000 units of our securities at a price of $0.50 per unit, for aggregate proceeds of $500,000. Each unit consists of: (i) one common share; (ii) one non-transferable share purchase warrant entitling the holder thereof to purchase one share of common stock for a period of 24 months commencing from the closing of the private placement agreement, at an exercise price of $0.60 per common share; and (iii) one non-transferable share purchase warrant entitling the holder thereof to purchase one share of common stock for a period of 24 months commencing from the closing of the private placement agreement, at an exercise price of $0.70 per common share.

On March 5, 2010, we entered into a conversion agreement (the “Conversion Agreement”) with Chrysler Enterprises, Ltd., pursuant to which the $500,000 loan provided to us in September 2009 and all accrued interest were converted into equity securities of the Company. In accordance with the Conversion Agreement, as full repayment of the Loan and all accrued interest, we issued to Chrysler 1,000,000 Units, with each Unit consisting of: (i) one share of the common stock of the Registrant; (ii) one non-transferable common stock purchase warrant entitling Chrysler to purchase one share of common stock until February 16, 2012, at a price per share of $0.60; and (iii) one non-transferable common stock purchase warrant entitling Chrysler to purchase one share of common stock until February 16, 2012, at a price per share of $0.70.

During the year 2011, we plan to expand our clinical program to include additional centers in Europe and the United States, and to launch a clinical study of prostate cancer diagnosis with our MAbs.

Business of Issuer

Principal Products and Markets

We are a development stage company originally in the business of developing a detergent for removing pesticides from fruits and vegetables. Because we were unsuccessful in implementing our business plan, we considered various alternatives to ensure viability and solvency. We are currently in the business of developing and commercializing our proprietary antibody technology for the early detection of cancer and for the creation of highly specific therapeutics (antibodies and novel drugs) against cancer.

We entered the business of “early detection of cancer” through an asset purchase agreement dated January 10, 2008, with Indigoleaf and Dr. Amnon Gonenne, pursuant to which we agreed to purchase all of Indigoleaf’s interest and rights to a proprietary technology for the rapid and efficient generation of monoclonal antibodies against desired antigens such as cancer markers, including, but not limited to, the know-how, secrets, inventions, practices, methods, knowledge and data owned by Indigoleaf. We purchased this proprietary technology pursuant to an intellectual property transfer agreement and consummated the other transactions contemplated by the asset purchase agreement on July 7, 2008.

2009 marked the beginning of our research and development activities. In 2010, using the proprietary technology that we purchased in 2008, we concentrated on expanding our library of highly specific monoclonal antibodies (MAbs) against a number of different cancers. In addition, we optimized our production capability to be able to prepare sufficient quantities of MAbs for the planned clinical trials. Our main focus during the year 2010 was ovarian cancer research. Beyond our lab activities, we created new relationships and collaborations with European medical centers to lead our clinical trials.

Distribution Methods of the Products

At present, we are conducting research and development using our proprietary antibody technology for the early detection of cancer and for the creation of highly specific therapeutics (antibodies and novel drugs) against cancer. As such, our products are currently not ready for distribution.

Status of any Publicly Announced New Product

At present, we have not publicly announced any new products but we intend to continue with the research and development of our technology.

Competitive Business Conditions and our Competitive Position in the Industry and Methods of Competition

We are not aware of any FDA-approved blood tests which compete with our two leading Monoclonal Antibody (“MAb") products for the diagnosis of ovarian and prostate cancers, or with our planned MAbs for colorectal cancer.

There may be companies attempting to develop genomics (DNA-based) or proteomics (protein-pattern based) diagnostic tests for cancer. We believe that these statistical-pattern-based tests are inherently susceptible to errors, are time consuming, need technical expertise for both performance and analyses, and are relatively expensive. Hence, our anti-ovarian cancer test may have a clear advantage since it is expected to be highly specific, fast, and simple, and should be competitive in price.

Sources and Availability of Raw Materials and the Names of Our Principal Suppliers

We are currently in the research and development stage, and thus have no suppliers of raw materials. As we conduct our research and development, we use blood samples that contain various types of cancers at various stages of the cancer’s evolvement. We obtain these blood samples from hospitals and research institutions throughout Europe and the Far East. We rely on these blood samples in order to effectively conduct our research. Should we be unable to obtain blood samples that contain the specific cancer we are researching, it may cause a delay in our research.

Dependence on one or a few Major Customers

At present, we are conducting research and development and, as such, have no customers. We will likely plan and initiate sales strategies once our product is fully developed.

Intellectual Property

At present, we do not own, either legally or beneficially, any patents, registered trademarks, licenses, franchises, or concessions.

In July 2010, we filed a provisional patent application for our ovarian cancer diagnostic antibodies with the U.S. Patent and Trademark Office. The filing was based on positive results of a recent study which showed that our tumor-specific monoclonal antibodies (MAbs) successfully identified ovarian cancer in blood (94 percent) and distinguished it from benign tumors of the ovaries or healthy blood obtained from men and women. The patent application covers a panel of MAbs, each of which is capable of diagnosing ovarian cancer, and several that can correctly distinguish between ovarian cancer and benign tumors.

During 2008, we acquired a proprietary platform technology for the rapid and efficient generation of monoclonal antibodies against desired antigens such as cancer markers. This technology is based on an improvement of the non-proprietary, classic hybridoma technology for the production of antibodies in animals. Using our proprietary technology, we are able to generate highly specific monoclonal antibodies (MAbs). While the technology is novel and patentable, we have as of yet not filed any patents relating to the technology, because enforcing patent protection may be difficult since the products (MAbs) created by the technology have no "finger prints" that could link them to our technology. Our Chief Executive Officer and our Chief Scientific Officer each have an encrypted copy of our proprietary operating procedures for the production of hybridomas against cancer. In addition, an identical encrypted copy is kept by our corporate attorney.

We plan to file for patents in 2011 for additional cancer-specific antibodies and newly discovered antigens (i.e. novel cancer markers).

Governmental Approval

We are subject to the laws and regulations of those jurisdictions in which we plan to license our technology. In the United States, we will be required to obtain regulatory approval for our products from the Food and Drug Administration (FDA), and in Europe we will be required to obtain the “Conformité Européene” (CE mark).

Effect of Existing or Probable Governmental Regulations on the Business

Our research and development activities and the manufacturing and marketing of our proposed MAb products are subject to the laws and regulations of governmental authorities in the United States and any other countries in which our products are ultimately marketed. In the United States, the Food and Drug Administration (FDA), among other activities, regulates new product approvals to establish the safety and efficacy of the types of products and technologies our Company is currently developing. Governments in other countries have similar requirements for testing and marketing.

Regulation by governmental authorities in the United States and foreign countries is a significant factor in the development, manufacture, and marketing of our proposed MAb products and in our ongoing research and development activities.

The products and technologies that we are currently researching and developing will require regulatory approval by governmental agencies prior to commercialization. Various federal statutes and regulations also govern or influence the testing, manufacturing, safety, labeling, storage, record keeping, and marketing of related products. The process of obtaining these approvals and the subsequent compliance with applicable statutes and regulations require the expenditure of substantial time and financial resources. Any failure by us or our collaborators, licensors, or licensees to obtain, or any delay in obtaining regulatory approval, could have a material adverse effect on our business.

Research and Development Expenditures

During the years ended December 31, 2010 and 2009, we incurred $352,030 and $402,657, respectively, in research and development expenditures, which included salaries and wages for our scientists.

Employees

As of December 31, 2010, we had four employees on a full-time basis; MabCure is managed by Dr. Amnon Gonenne, our President and Chief Executive Officer; Dr. Charles T. Tackney, our Chief Scientific Officer; and Mr. Ron Kalfus, our Chief Financial Officer.

MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Our stock is currently traded on the OTCBB under the symbol MBCI. On June 7, 2011, the closing price for our common shares as reported on the OTCBB was $0.21.

The high and the low bid prices for our common shares are based on inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions.

The table below sets forth the range of high and low bid information for our common shares as quoted on the OTCBB for each of the quarters during the fiscal year ended December 31, 2010 and December 31, 2009:

For the Fiscal Year Ended December 31, 2010
For the Quarter ended	High	Low
March 31	$0.75	$0.50
June 30	$0.50	$0.25
September 30	$0.80	$0.23
December 31	$0.85	$0.42

For the Fiscal Year Ended December 31, 2009
For the Quarter ended	High	Low
March 31	$1.00	$0.50
June 30	$0.90	$0.50
September 30	$1.50	$0.75
December 31	$1.31	$0.51

Holders

On June 7, 2011, we had approximately 14 shareholders of record of our common stock.

Dividends

As of June 7, 2011, we had not paid any dividends on shares of our common stock and we do not expect to declare any or pay any dividends on shares of our common stock in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Our future dividend policy will be subject to the discretion of our Board of Directors and will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by the Board.

Purchase of Equity Securities by the Small Business Issuer and Affiliated Purchasers

We did not repurchase any shares of our common stock during the year ending December 31, 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

EXECUTIVE OVERVIEW

We were incorporated in the State of Nevada on May 8, 2006. We are a development stage company with limited operations and no revenues from our business operations. Our registered independent public accounting firm have issued a going concern opinion. This means that our registered independent auditors believe there is substantial doubt that we can continue as an on-going business for 12 months from the date of the audited consolidated financial statements.

Since 2008, we have been in the business of developing and commercializing our proprietary antibody technology for the early detection of cancer and for the creation of highly specific therapeutics (antibodies and novel drugs) against cancer.

In January 2011, we entered into an investment agreement with Centurion Private Equity, LLC (the “Investor”), an affiliate of Roswell Capital Partners, for the provision of an equity funding facility of up to the amount of $10 million. Pursuant to the terms and conditions of the Investment Agreement, we may sell newly issued shares of our common stock (the “Put Shares”) to the Investor (each such sale, a “Put”) from time to time at a price equal to the lesser of (i) 97% of the “Market Price” (as defined below) of our common stock or (ii) the Market Price of our common stock minus $0.01, subject to certain dollar and share volume limitations for each Put, until the earlier of (a) 24 months from the date our registration statement is declared effective, (b) 30 months from the date of the Investment Agreement, or (c) until all Puts under the Investment Agreement have reached an aggregate gross sales price equal to $10 million. The Investment Agreement provides that prior to exercising any Put we must have a registration statement declared effective with respect to the Put Shares. “Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg LP for our common stock during the fifteen consecutive trading day period immediately following the date specified by us on which we intend to exercise the applicable Put. As consideration for the provision of the equity funding facility, we originally issued to the Investor 465,224 commitment shares and 34,892 fee shares to cover the Investor’s transaction fees. Pursuant to an amendment to the Investment Agreement dated June 6, 2011, we issued to Centurion an additional 465,224 commitment shares.

Concurrent with the closing of the Investment Agreement, the Investor purchased a $100,000 senior secured convertible debenture. The debenture is due to mature on October 18, 2011 and bears interest at the rate of 8% per annum which is payable to the Investor at maturity. Originally, the debenture provided that at the option of the Investor, the debenture may be converted into shares of our common stock at any time prior to maturity, at a price equal to the lesser of (i) a price equal to 90% of the “Conversion Market Price” (as defined below) on the date of the initial issuance of the debenture or (ii) 90% of the Conversion Market Price of our common stock on the applicable conversion date. “Conversion Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg, LP for our common stock over the fifteen consecutive trading day period immediately preceding the date in question. The debenture includes a security interest on all of our assets that shall be automatically released following the date that the shares issuable upon conversion of the debenture can be resold without restriction under Rule 144, and 15% of the aggregate volume accrues to the debenture amount. Pursuant to an amendment to the Securities Purchase Agreement dated June 6, 2011, the debenture conversion price was fixed at $0.165 per share.

In December 2010, we appointed Dr. Charles T. Tackney as our new Chief Scientific Officer, replacing Dr. Elisha Orr. Dr. Tackney is a scientific and business leader with diverse experience in clinical medicine and new technology development, spanning the areas of molecular biology, biotechnology and diagnostics. Since 2009, Dr. Tackney has served as the Chief Scientific Officer at NeuroMark Genomics, Inc. Prior to that, he worked in various positions for the Ortho Clinical Diagnostics unit of Johnson & Johnson, including, Director of Diagnostic Biomarker Evaluation Group, Scientific Director of Advanced Research & Technology Assessment World Wide, and Director of Prion Research Group. Earlier in his career, Dr. Tackney served as the Director of the Department of Molecular Biology at ImClone Systems Inc., now a wholly-owned subsidiary of Eli Lilly

On July 27, 2010, we announced the results of a confirmatory study which demonstrated the ability of our proprietary monoclonal antibodies (MAbs) to successfully identify ovarian cancer in blood with 94 percent accuracy and with no false positives or cross-reactions with benign ovarian tumors or healthy blood.

The results were from a blinded study we conducted of several of our ovarian cancer MAbs against 54 different blood samples, in collaboration with Prof. Ignace Vergote, Chairman, Department of Gynecological Oncology at UZ Hospital in Leuven, Belgium. The samples were comprised of 17 patients with advanced ovarian cancer, 5 patients with benign tumors of the ovaries, 24 healthy young females and 8 males. The results of our study showed that three of our MAbs correctly diagnosed 16 of the 17 ovarian cancers, with a diagnostic sensitivity of 94 percent and 100 percent correct diagnosis of the benign tumors.

This study confirms findings from an earlier proof of concept study, which demonstrated the ability of our antibodies to detect low levels of ovarian cancer-specific antigens in the blood of patients. Namely, a number of patients who were judged to be in clinical remission, following surgery and chemotherapy, were found to still have residual disease by our MAbs. All of these patients had baseline levels of CA-125, the standard ovarian cancer marker in blood, suggesting that our MAbs serum marker test may be effective in detecting early-stage disease when the level of circulating cancer antigens in the blood is presumably low.

Following these positive results, we filed a provisional patent application for our ovarian cancer diagnostic antibodies with the U.S. Patent and Trademark Office in July 2010.

On March 5, 2010, we closed a private placement consisting of 1,000,000 units of our securities at a price of $0.50 per unit, for aggregate proceeds of $500,000. On the same day, we converted a $500,000 loan, provided to us in September 2009, into 1,000,000 equity units consisting of common shares and non-transferable share purchase warrants.

Over the next twelve months, we plan to:

  complete our Asian clinical study for the diagnosis of ovarian cancer;
  initiate additional anti-ovarian cancer multi-center clinical studies;
  initiate an anti-prostate cancer diagnosis clinical study;
  initiate the antigen identification program in order to identify and sequence those antigens, or cancer markers, which are recognized by our novel MAbs; and
  hire an additional scientist to assist in carrying out the tasks described above.

RESULTS OF OPERATIONS

Three months ended March 31, 2011 compared to the three months ended March 31, 2010

We had no revenues for the period from May 8, 2006 (date of inception) through March 31, 2011. Beginning January 2009, we commenced our research and development activities with the proprietary antibody technology we acquired for the early detection of cancer and for the creation of highly specific therapeutics (antibodies and novel drugs) against cancer.

Research and development expenses were $69,487 for the three months ended March 31, 2011, compared to $112,482 for the three months ended March 31, 2010. Research and development expenses were higher for the three months ended March 31, 2010, due to contractual payments that were made in connection with our clinical trials in Bangkok, Thailand, which we did not have to make in the current quarter. Research and development expenses primarily consist of salaries and wages for our scientists.

General and administrative expenses were $280,455 for the three months ended March 31, 2011, compared to $179,081 for the three months ended March 31, 2010. The increase in general and administrative expenses was primarily due to an increase in professional fees as well as an increase in financing costs related to the $100,000 convertible debenture that we sold in January 2011. General and administrative expenses primarily consist of salaries and wages, stock-based compensation, and professional fees.

Our net loss for the three months ended March 31, 2011, was $394,375 or $0.01 per share compared to $298,167 or $0.00 per share for the three months ended March 31, 2010. The weighted average number of shares outstanding was 62,844,264 for the three months ended March 31, 2011, compared to 60,999,725 for the three months ended March 31, 2010.

Year ended December 31, 2010 compared with year ended December 31, 2009

We had no revenues for the period from May 8, 2006 (date of inception) through December 31, 2010. Beginning January 2009, we commenced our research and development activities with the proprietary antibody technology we acquired for the early detection of cancer and for the creation of highly specific therapeutics (antibodies and novel drugs) against cancer.

Research and development expenses were $352,030 for the year ended December 31, 2010, compared to $402,657 for the year ended December 31, 2009. The decrease in research and development expenses was primarily due to a reduction in payroll-related expenses compared to the same period for the previous year. Research and development expenses primarily consist of salaries and wages for our scientists.

General and administrative expenses were $667,390 for the year ended December 31, 2010, compared to $967,860 for the year ended December 31, 2009. The decrease in general and administrative expenses was primarily due to a reduction in stock-based compensation as well as a reduction in marketing and public relations expenses. General and administrative expenses primarily consist of salaries and wages, stock-based compensation, and professional fees.

Our net loss for the year ended December 31, 2010, was $1,225,802 or $0.02 per share compared to $1,382,960 or $0.02 per share for the year ended December 31, 2009. The weighted average number of shares outstanding was 62,054,520 for the year ended December 31, 2010, compared to 60,357,211 for the year ended December 31, 2009.

LIQUIDITY AND CAPITAL RESOURCES

As outlined in the overview above, in January 2011, we entered into an investment agreement with Centurion Private Equity, LLC, an affiliate of Roswell Capital Partners, for the provision of an equity funding facility of up to the amount of $10 million. Drawing funds from this facility is at our sole discretion and will be based on our ongoing needs for capital. We will be able to begin drawing funds from the facility once we have an effective registration statement. At that point, the facility will be available for a period of two years. During this two-year period we will be working towards securing additional sources of capital.

However, until a registration statement relating to the equity funding facility is in effect, we can give no assurance that we will be able to obtain additional capital or that any additional capital that we are able to obtain will be sufficient to meet our needs, which raises substantial doubt about our ability to continue operating as a going concern. We do not have any bank credit lines. In addition to the equity funding facility with Centurion, we currently plan to attempt to obtain financing from additional investors through third-party loans or convertible debentures. Furthermore, we may seek to obtain funding through strategic alliances with larger pharmaceutical or biomedical companies. We can give no assurances that we will be able to obtain any additional funding from these sources, or that such funding will be available to us on favorable terms.

Given the current pace of clinical development of our products, and until a registration statement relating to the equity funding facility is in effect, we estimate that we have sufficient cash on hand to fund clinical development only through the second quarter of 2011. If we are unable to raise additional capital or enter into strategic partnerships and/or license agreements, we will be required to cease operations or curtail our desired development activities, which will delay the development of our products. Moreover, we will need additional financing after development of our products until we can achieve profitability, if ever.

As of March 31, 2011

As of March 31, 2011, our cash balance was $2,228. We have been working on various fronts to attempt to obtain additional capital to fund our operations, including third-party loans, convertible debentures, equity investments, and strategic alliances. During the quarter ended March 31, 2011, we were able to obtain a $100,000 convertible debenture and received advances of $37,918 from related parties.

For the three months ended March 31, 2011, net cash used in operating activities was $131,371 compared to net cash used in operating activities of $249,654 for the quarter ended March 31, 2010. In both years, cash used in operating activities was used to fund our losses for the respective periods.

For the three months ended March 31, 2011, we did not use any cash for investing activities.

Net cash flows from financing activities for the three months ended March 31, 2011 were $129,710, which resulted primarily from net proceeds of $100,000 in connection with our January 2011 convertible debenture and proceeds of $37,918 from related parties. Net cash flows from financing activities for the three months ended March 31, 2010 was $483,734 and which resulted primarily from net proceeds of $500,000 in connection with our March 2010 private placement.

Contractual Obligations

Our contractual obligations consist mainly of payments related to capital and operating leases used in the operation of our business as well as short-term debt. The following table summarizes our contractual obligations as of December 31, 2010:

	2011	2012 &	Total
		2013
Operating leases	$25,125	$4,519	$29,644
Capital lease obligations	36,308	16,275	52,583
Short-term debt	133,258	-	133,258
Total contractual obligations	$194,691	$20,794	$215,485

Recent Private Placements

On January 18, 2011, we entered into an investment agreement with Centurion Private Equity, LLC, an affiliate of Roswell Capital Partners, for the provision of an equity funding facility of up to the amount of $10 million. Concurrently, we issued to Centurion a senior secured convertible debenture in the amount of $100,000.

On March 5, 2010, we closed a private placement consisting of 1,000,000 units of our securities at a price of $0.50 per unit, for aggregate proceeds of $500,000. Each unit consists of: (i) one common share; (ii) one non-transferable share purchase warrant entitling the holder thereof to purchase one share of common stock for a period of 24 months commencing from the closing of the private placement agreement, at an exercise price of $0.60 per common share; and (iii) one non-transferable share purchase warrant entitling the holder thereof to purchase one share of common stock for a period of 24 months commencing from the closing of the private placement agreement, at an exercise price of $0.70 per common share.

On March 5, 2010, we entered into a conversion agreement with the lender of a bridge loan in the amount of $500,000, pursuant to which the loan and all accrued interest was converted into equity securities. In full repayment of the loan and all accrued interest, we issued to the lender 1,000,000 units, with each unit consisting of: (i) one common share; (ii) one non-transferable share purchase warrant entitling the holder thereof to purchase one share of common stock until February 16, 2012, at a price per share of $0.60; and (iii) one non-transferable common stock purchase warrant entitling the holder thereof to purchase one share of common stock until February 16, 2012, at a price per share of $0.70.

Going Concern

Our registered independent auditors have included an explanatory paragraph in their report on our December 31, 2010 consolidated financial statements regarding our ability to continue as a going concern. The consolidated financial statements also contain additional note disclosures describing the circumstances that lead to this disclosure by our registered independent auditors. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Until a registration statement relating to the equity funding facility is in effect, we expect our current funds will be sufficient only to enable us to continue our operations as currently planned until approximately the end of our second quarter of 2011. We currently estimate that we will require an additional $2,000,000 to $5,000,000 to fund our operations for the subsequent 12 to 24 month period.

However, until a registration statement relating to the equity funding facility is in effect, there are no assurances that we will be able to obtain funds required for our continued operation. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease the operation of our business. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

CRITICAL ACCOUNTING POLICIES

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our financial statements.

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topics 505 and 718. Stock-based compensation for stock options is measured based on the estimated fair value of each award on the date of grant using the Black-Scholes valuation model. Stock-based compensation for restricted shares is measured based on the closing fair market value of the Company's common stock price on the date of grate. The Company recognizes stock-based compensation costs as expense ratably on a straight-line basis over the requisite service period

We account for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with ASC Topic 505. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by ASC Topic 505. As of December 31, 2010, we have adopted a stock option plan and have granted stock options. Refer to Notes 1 and 6 to the Notes to Consolidated Financial Statements for further information.

Impairment of Intellectual Property

The purchase of intellectual property from Indigoleaf was accounted for under ASC Topic 350. We believe that there are no legal, regulatory, contractual, competitive, or economic factors that limit the useful life of this intangible asset. Consequently, we consider the useful life of this asset to be indefinite and we have recorded no amortization expense. In accordance with ASC Topic 350, we perform, at least annually, impairment testing in the last quarter of the year.

Refer to Note 1 to the Consolidated Financial Statements entitled “Summary of Significant Accounting Policies” included in this Registration Statement for a discussion of other accounting policies utilized by the Company.

RECENT ACCOUNTING PRONOUNCEMENTS

Refer to Note 10 to the Consolidated Financial Statements for the year ended December 31, 2010 and Note 8 to the interim consolidated financial statements for the period ended March 31, 2011 entitled “Recent Accounting Pronouncements” included in this Registration Statement for a discussion of recent accounting pronouncements and their impact on our Financial Statements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and Directors

The following individuals serve as the Directors and executive officers of our Company. All Directors of our Company hold office until the next annual meeting of our shareholders or until their successors have been elected and qualified. The executive officers of our Company are appointed by our Board of Directors and hold office until their death, resignation, or removal from office:

Name	Age	Position Held with our Company	Date First Elected or Appointed
Dr. Amnon Gonenne	67	President, Chief Executive Officer and Director	July 7, 2008
Dr. David S. Frank	66	Director	April 26, 2009
Dr. Charles T. Tackney	61	Chief Scientific Officer	December 2, 2010
Ron Kalfus	36	Chief Financial Officer	November 7, 2008

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each Director, executive officer, and key employee of our Company, indicating the person's principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Dr. Amnon Gonenne, President, Chief Executive Officer, and Director

Dr. Gonenne has more than twenty years experience in the biotechnology field. He has held a number of top executive positions including positions in regulatory affairs, supervision of international clinical trials, serving as Vice-President of Corporate Development for Biotechnology General Corp. in New York and serving as Chief Executive Officer of Immunotherapy Inc. in New York. He has played a significant role in the successful registration and licensing of several genetically engineered products in the United States, Israel, and Japan. Between the years 2000 and 2002, he served as Chief Executive Officer of a venture capital fund, Elscint Biomedical Investment (Israel), which made major investments in Gamida Cell Ltd. (Israel), a leading stem cell company. Since 2002, and prior to joining MabCure, Dr. Gonenne worked as an independent bio-tech consultant for start-up companies.

Dr. Gonenne received his Doctorate degree in Biochemistry and Biophysics from Syracuse University and completed his postdoctorate training at the University of California, San Diego Medical School.

The Board has concluded that Dr. Gonenne should serve as director of the Company because of his experience as one of the founders of the Company’s cancer therapy and detection business, his experience as the Company’s Chief Executive Officer, and his more than twenty years experience in the biotechnology field.

Dr. David S. Frank, Director

Dr. Frank is the Managing Director of MEDx Associates, a consulting company in the field of diagnostics. He also serves as the Chairman of the Board of Nehora Photonics Ltd., a medical device company located in Israel. From 2007-2010, Dr. Frank served as a faculty member at the LAHAV-Tel Aviv University Graduate School of Business, where he taught “Health Care Technology” courses for bioscience entrepreneurs. From 1995-2007, Dr. Frank was the executive director of business development at Ortho-Clinical Diagnostics, a Johnson & Johnson company.

Dr. Frank received his Doctorate degree in Biochemistry from Cornell University.

The Board has concluded that Dr. Frank should serve as director of the Company because of his rich background in working for clinical diagnostics companies, his extensive knowledge of the bio-technology industry, and his experience in bio-technology business development.

Dr. Charles Tackney, Chief Scientific Officer

Dr. Tackney, is a scientific and business leader with diverse experience in clinical medicine and new technology development, spanning the areas of molecular biology, biotechnology and diagnostics. Since 2009, he has served as the Chief Scientific Officer at NeuroMark Genomics, Inc. From 1997 through 2008, Dr. Tackney worked in various positions for the Ortho Clinical Diagnostics unit of Johnson & Johnson, including, (i) Director, Diagnostic Biomarker Evaluation Group, (ii) Scientific Director, Advanced Research & Technology Assessment World Wide, (iii) Director, Prion Research Group, (iv) Hepatitis Director, Worldwide Marketing, (v) Group Leader, Protein Engineering, and (vi) Senior Scientist, Department of New Technology R&D. From 1994 through 1997, Dr. Tackney served as a consultant for Access BioResource. From 1985 through 1994, Dr. Tackney served as the Director of the Department of Molecular Biology at ImClone Systems Inc.

Dr. Tackney earned his PhD in molecular genetics from the City University of New York and was awarded a post-doctoral research fellowship from the Damon Runyon Foundation at Columbia University College of Physicians and Surgeons.

Ron Kalfus, Chief Financial Officer

Mr. Kalfus has over ten years experience in the finance and accounting field. Prior to joining MabCure, Mr. Kalfus held various positions with Toys "R" Us, Inc. from 2003 to 2007, being responsible the company’s financial reporting to the Securities and Exchange Commission and being responsible for the Toys "R" Us division’s annual budget. Prior to joining Toys "R" Us, Inc., Mr. Kalfus worked as an auditor for two large public accounting firms, specializing in audits of medium-sized enterprises as well as public companies.

Mr. Kalfus is a Certified Public Accountant, holds an MSc in Accounting from Fairleigh Dickinson University, and a BBA in Finance from the University of Georgia.

Board Leadership Structure

The Company has chosen to combine the principal executive officer and Board chairman positions. The Company believes that this Board leadership structure is the most appropriate for the Company for the following reasons. First, the Company is a development stage company and at this early stage, it is more efficient to have the leadership of the Board in the same hands as the principal executive officer of the Company. The challenges faced by the Company at this stage – obtaining financing and performing research and development activities – are most efficiently dealt with by having one person intimately familiar with both the operational aspects as well as the strategic aspects of the Company’s business. Second, Dr. Gonenne is uniquely suited to fulfill both positions of responsibility because he possesses both the strategic vision as well as the hands-on management experience that the Company needs to execute its business plan.

Family Relationships

There are no family relationships among our Directors or executive officers.

Involvement in Certain Legal Proceedings

None of our Directors, executive officers, promoters or control persons has been involved in any of the following events during the past ten years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Committees of the Board of Directors

At present, we do not have any committees of the Board of Directors.

Code of Ethics

At present, we have not adopted a Code of Ethics applicable to our principal executive, financial and accounting officers; however, we are considering whether to implement such a Code in the near future.

Compliance with Section 16(a) of the Securities Exchange Act

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than 10 percent of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our Common Shares and other equity securities, on Forms 3, 4 and 5 respectively. Directors, executive officers and persons who own more than 10 percent of a registered class of our equity securities are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that all filing requirements applicable to our Directors, executive officers, and persons who own more than 10 percent of a registered class of our equity securities were complied with.

Audit Committee

We do not presently have a separately constituted audit committee or any other committees of our Board of Directors. Nor do we have an audit committee “financial expert.” As such, our entire Board of Directors acts as our audit committee.

Board’s Role in Risk Oversight

The Board assesses on an ongoing basis the risks faced by the Company. These risks include financial, technological, competitive, and operational risks. The Board dedicates time at each of its meetings to review and consider the relevant risks faced by the Company at that time. In addition, since the Company does not have an Audit Committee, the entire Board is also responsible for the assessment and oversight of the Company’s financial risk exposures.

DIRECTORS

According to our By-laws, Directors are elected at the annual meeting of shareholders, and each Director holds office until his successor is elected and qualified. Dr. Amnon Gonenne and Dr. David Frank were elected to the Board of Directors at our 2009 annual meeting of shareholders. The Board of Directors appointed Gad Berdugo as a Director on September 24, 2010, to fill a vacancy. Our Directors receive an annual cash compensation of $4,000 for their role as Directors of the Company. They are also awarded 120,000 options to purchase common stock of the Company. The options have an exercise price equal to the fair market value on the date of grant and become fully vested after one year of service as a board member. Two of our Directors, Dr. Frank and Mr. Berdugo, are independent directors.

EXECUTIVE COMPENSATION

The particulars of compensation paid to the following persons during the fiscal period ended December 31, 2010, are set out in the summary compensation table below:

  our Chief Executive Officer (Principal Executive Officer);
  our Chief Financial Officer (Principal Financial Officer);
  each of our three most highly compensated executive officers, other than the Principal Executive Officer and the Principal Financial Officer, who were serving as executive officers at the end of the fiscal year ended December 31, 2010; and

  up to two additional individuals for whom disclosure would have been provided under the item above but for the fact that the individual was not serving as our executive officer at the end of the fiscal year ended December 31, 2010;

(Collectively, the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE
Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dr. Amnon	2010	168,000	0	0	0	0	0	5,976(7)	173,976
Gonenne(1)	2009	168,000	0	0	0	0	0	6,276(7)	174,276
Ron Kalfus(2)	2010 2009	96,000 96,000	0 0	0 0	0 146,941(5)	0 0	0 0	0 0	96,000 242,941
Dr. Charles T. Tackney(3)	2010	3,014	0	0	0(6)	0	0	0	3,014
Dr. Elisha Orr(4)	2010 2009	96,063 141,396	0 0	0 0	0 0	0 0	0 0	13,146(8) 13,807(8)	109,209 155,203

Notes:

(1)	Dr. Gonenne has been our President, Chief Executive Officer (Principal Executive Officer), and a Director since July 7, 2008.
(2)	Mr. Kalfus has been our Chief Financial Officer (Principal Financial Officer) since November 7, 2008.
(3)	Dr. Tackney has been our Chief Scientific Officer since December 2, 2010.
(4)

Dr. Orr was our Chief Scientific Officer from July 7, 2008 until his termination on December 2, 2010, and was a Director from October 14, 2010 until his resignation from the Board on November 30, 2010.

(5)	In 2009, Mr. Kalfus was granted 180,000 options to purchase a like number of shares of common stock.
(6)

Pursuant to Dr. Tackney’s employment agreement, the Company undertook to grant Dr. Tackney 200,000 options to purchase a like number of shares of common stock, but as of December 31, 2010 the Board had yet to formally grant the options to Dr. Tackney.

(7)	Represents rent paid for Dr. Gonenne’s personal residence.
(8)	Represents rent paid for Dr. Orr’s personal residence.

Stock option grants

The following table sets forth information as of December 31, 2010 concerning unexercised options, unvested stock and equity incentive plan awards for the executive officers named in the Summary Compensation Table.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Ron Kalfus	120,000	60,000(1)	0	$0.87	August 10, 2014

(1)	These 60,000 unexercisable options will vest and become exercisable on August 10, 2011.

Employment Contracts and Termination of Employment Agreements

As of July 7, 2008, we entered into an employment agreement with Dr. Amnon Gonenne, pursuant to which Dr. Gonenne serves as our President and Chief Executive Officer. In consideration for his services, we pay him an annual salary of $168,000, plus such benefits and bonuses as are set out in his employment agreement. The term of the agreement is for an indefinite period and may be terminated with or without cause, according to the terms of the agreement.

As of November 7, 2008, we entered into an employment agreement with Mr. Ron Kalfus, pursuant to which Mr. Kalfus serves as our Chief Financial Officer. In consideration for his services, we pay him an annual salary of $96,000, plus such benefits as are set out in his employment agreement. The term of the agreement is for an indefinite period and may be terminated with or without cause, according to the terms of the agreement.

We entered into an employment agreement with Dr. Charles T. Tackney, effective as of December 2, 2010, pursuant to which Dr. Tackney serves as our Chief Scientific Officer. In consideration for his services, we pay him an annual salary of $100,000, plus such benefits as are set out in his employment agreement. The term of the agreement is for an indefinite period and may be terminated with or without cause, according to the terms of the agreement.

On December 2, 2010, Dr. Orr’s Management Services Agreement was terminated and he no longer has a services relationship with the Company.

There are currently no arrangements or plans in which we provide pension, retirement or similar benefits for our Directors and officers; however our Board of Directors may approve any such plan at any time in their discretion, in which case Dr. Gonenne, Dr. Tackney, and Mr. Kalfus will participate in such plans. We currently do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our Directors or officers, except that we have agreed that each of Dr. Tackney and Dr. Gonenne are eligible to receive an annual discretionary bonus and that stock options may be granted at the discretion of our Board in the future.

We have no plans or arrangements in respect of remuneration received or that may be received by the officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, with the exception of a severance payment of one month’s salary for every full year of service. The Company has also undertaken to grant stock options to its employees, and the options to be granted will vest in the event of a change in control of the Company.

Director Compensation

Our Board of Directors has adopted that each director of the Company receive: (i) a $4,000 annual payment for services rendered as a Director; (ii) an additional $8,000 annual payment for serving on one or more committees of the Board; and (iii) reimbursement for any reasonable expenses incurred in the performance of the duties and functions of a director. During 2010 and 2009, we paid $9,333 and $2,000, respectively, to directors of the Company and owe an additional $5,666 and $6,333, respectively, for the services of our directors during 2010 and 2009.

DIRECTOR COMPENSATION TABLE FOR FISCAL 2010
Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Itshak Zivan(1)	3,667	0	0	0	0	0	3,667
Dr. David S. Frank	4,000	0	0	0	0	0	4,000
Gad Berdugo	1,000	0	50,748(2)	0	0	0	51,748

Notes:

(1)	Mr. Zivan resigned from the Board of Directors of MabCure on November 30, 2010.
(2)

Mr. Berdugo resigned from the Board of Directors of MabCure on June 2, 2011. In 2010, Mr. Berdugo was granted 120,000 options to purchase a like number of shares of common stock, which options did not vest prior to his resignation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this report, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The stockholders listed below have direct ownership of his/her shares and possess voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
Indigoleaf Associates Ltd.(3) Unit 6 – The Court Yard Gaulby Lane, Stoughton Leicester, United Kingdom LE2 2FL	Common Stock	25,638,400(4)	40.7%
Dr. Amnon Gonenne De Schiervellaan 3/B1 3500 Hasselt, Belgium	Common Stock	6,409,600(5)	10.2%
Ron Kalfus	Common Stock	120,000(6)	<1.00%
Dr. Charles T. Tackney	N/A	0(7)	0.00%
David Frank	Common Stock	120,000(8)	<1.00%
Directors and Executive Officers as a Group (5 people)	Common Stock	6,649,600	10.51%
Directors and Executive Officers and 5% Stockholders as a Group	Common Stock	32,288,000	46.82%

Notes:

(1)

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each person listed is c/o MabCure Inc., 760 Parkside Avenue #208, Brooklyn, New York 11226.

(2)	Based on 63,465,065 shares of common stock issued and outstanding as of June 7, 2011.
(3)	Dr. Elisha Orr, our former Chief Scientific Officer, is the sole shareholder of Indigoleaf Associates Ltd.
(4)

We issued 25,638,400 restricted Common Shares to Indigoleaf Associates Ltd. pursuant to the asset purchase agreement dated January 10, 2008, subject to escrow and other conditions. All of these shares were held in escrow for a period of two years from July 7, 2008. At the end of the two-year period, 30 percent of the shares may be released to Indigoleaf without our prior consent. However, 70 percent of Indigoleaf's shares must be held in escrow for an additional year, and may not be sold, pledged or optioned during this time, to secure against its intellectual property representations under the asset purchase agreement.

(5)	We issued 200,000 options to Amnon Gonenne, none of which have vested.
(6)	We issued 1,180,000 options to Ron Kalfus, of which 120,000 have vested and are exercisable.
(7)	We issued 200,000 options to Charles Tackney, none of which have vested.
(8)	We issued 320,000 options to David Frank, 120,000 of which have vested and are exercisable.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the selling stockholder, Centurion Private Equity, LLC, of shares of common stock that (i) we may issue to Centurion pursuant to the Investment Agreement that we entered into with Centurion on January 18, 2011, and (ii) we issued to Centurion pursuant to the Investment Agreement as commitment shares and fees shares. We are filing the Registration Statement of which this prospectus is a part pursuant to the provisions of the registration rights agreement we entered into with Centurion on January 18, 2011.

The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the shares that it acquires or acquired under the Investment Agreement.

No estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholder after any sales made pursuant to this prospectus because the selling stockholder is not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling stockholder will sell all of the shares listed in this prospectus.

The following table presents information regarding Centurion and the shares that it may offer and resell from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder. As used in this prospectus, the term “selling stockholder” includes Centurion and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer. The number of shares in the column “Number of Shares Offered” represents all of the shares that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all, or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

	Shares Beneficially Owned		Number of	Shares Beneficially Owned
	Prior to the Offering		Shares	After the Offering
Offered
Name of Beneficial Owner	Number	Percent		Number	Percent
Centurion Private Equity, LLC (1)	10,317,280(2)	14.07%(3)	10,317,280	0(4)	0.00%

(1) The address of Centurion is: Centurion Private Equity LLC, 1120 Sanctuary Parkway, Suite 325, Alpharetta, GA 30009. Michael C. Kendrick and Eric S. Swartz are the natural persons who have voting and/or investment control over our securities that Centurion is deemed to own.

(2) Consists of (i) 965,340 shares of common stock already issued as commitment shares and fee shares, and (ii) 9,351,940 shares of common stock issuable under the Investment Agreement entered into with Centurion on January 18, 2011. For the purposes hereof, we assumed the issuance of the entire amount of Put Shares being registered hereunder and issuable to Centurion under the Equity Funding Facility, and no resale of any shares by Centurion. We will file subsequent amendments to the Registration Statement to cover the resale of any additional shares of common stock issued to Centurion by us.

(3) Based on 72,817,005 shares of the Company’s common stock, representing 63,465,065 issued and outstanding shares of the Company’s common stock on June 7, 2011, which number includes 965,340 shares of common stock already issued to Centurion, plus 9,351,940 shares of common stock being registered hereunder and issuable under the Investment Agreement entered into with Centurion on January 18, 2011.

(4) For the purposes hereof, we assumed the resale of all of the shares held by Centurion.

RELATIONSHIPS BETWEEN THE ISSUER AND THE SELLING STOCKHOLDERS

The selling stockholder has not at any time during the past three years acted as one of our employees, officers or directors, nor has had a material relationship with us.

PLAN OF DISTRIBUTION

We are registering 10,317,280 shares of common stock under this prospectus on behalf of Centurion. To our knowledge, Centurion has not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares of common stock offered hereby, nor do we know the identity of any brokers or market makers that may participate in the resale of the shares.

Centurion may decide not to sell any shares. Centurion may from time to time offer some or all of the shares of common stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from Centurion and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by Centurion may arrange for other broker-dealers to participate. Centurion is an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Because Centurion may be deemed to be an underwriter, Centurion may be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Centurion will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made, on the over-the-counter market, otherwise or in a combination of such methods of sale, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares of common stock may be sold according to one or more of the following methods:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  privately negotiated transactions;
  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale; or
  any other method permitted pursuant to applicable law.

Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, Centurion may transfer the shares by other means not described in this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. To our knowledge, Centurion does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

Centurion and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because Centurion may be deemed to be underwriters within the meaning of the Securities Act, it may be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by Centurion and/or the purchasers. Centurion represented and warranted to us in the Investment Agreement that it had no arrangement or intention to sell the common stock of the Company to or through any person or entity.

To our knowledge, other than Centurion itself, there is no underwriter or coordinating broker acting in connection with any proposed resale of the shares by Centurion.

Centurion may from time to time pledge or grant a security interest in some or all of the shares owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. Upon our being notified in writing by Centurion that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by Centurion that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, Centurion will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by Centurion or any other person. We will make copies of this prospectus available to Centurion and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify Centurion against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We paid a finder’s fee of $8,000, representing 8% of the Debenture amount, to MidSouth Capital Inc. (“MidSouth Capital”) pursuant to an engagement letter entered into dated September 10, 2010. MidSouth Capital is entitled to 8% of any proceeds we may receive from the sale of the Put Shares to Centurion pursuant to the Investment Agreement for a period of up to 2 years from the date of the engagement letter.

Centurion may not assign its obligations under the Investment Agreement.

Centurion may enter into any short sale or other hedging or similar arrangement it deems appropriate with respect to Put Shares after it receives a Put notice with respect to such Put Shares so long as such sales or arrangements do not involve more than the number of the Put Shares specified in the applicable Put notice.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of the fiscal year preceding the last fiscal year and except as disclosed below, none of the following persons has had any direct or indirect material interest in any transaction to which our Company was or is a party, or in any proposed transaction to which our Company proposes to be a party:

  any Director or officer of our Company;
  any proposed Director of officer of our Company;
  any person who beneficially owns, directly or indirectly, shares carrying more than 5 percent of the voting rights attached to our common stock; or
  any member of the immediate family of any of the foregoing persons (including a spouse, parents, children, siblings, and in- laws).

As of March 31, 2011, we owed to certain of our directors and officers $49,051 for various working capital loans received by us through March 31, 2011. The loans are unsecured, non-interest bearing, and have no terms for repayment.

Dr. Amnon Gonenne is not an Independent Director of the Company as he is an executive officer. Dr. David S. Frank and Mr. Gad Berdugo are Independent Directors. The determination of independence of Directors has been made using the definition of "Independent Director" contained under Nasdaq Marketplace Rule 4200(a)(15).

DESCRIPTION OF SECURITIES

Authorized Capital and Outstanding Shares

Our authorized capital stock consists of 1,500,000,000 shares of common stock, $0.001 par value. As of June 9, 2011, there were 63,465,065 shares of our common stock outstanding that were held of record by approximately 12 stockholders, and warrants outstanding to purchase 5,300,000 shares of common stock, and we have reserved 6,034,800 shares of common stock for issuance under our stock option plan. Of the 6,034,800 reserved for the issuance under our stock option plan, we have issued 3,010,000 stock options to certain directors, officers, employees and consultants of the Company, of which 440,000 stock options were fully vested as of June 7, 2011. We have also reserved 30,000,000 shares of common stock for issuance pursuant to the Investment Agreement.

Common Stock

The holders of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors. Holders of common stock are also entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs.

All shares of common stock now outstanding are fully paid and non-assessable.

The holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of our directors. The holders of 50% percent of the outstanding common stock constitute a quorum at any meeting of shareholders, and the vote by the holders of a majority of the outstanding shares are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of our articles of incorporation.

Dividends

We have not paid any dividends on our common stock. The payment of cash dividends in the future, if any, will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in our business operations and, accordingly, the board does not anticipate paying any cash dividends in the foreseeable future.

Registration Rights

The shares covered by the Registration Statement and prospectus, which may be resold by Centurion in connection with the Investment Agreement, have registration rights. In connection with establishing the Equity Funding Facility with Centurion, we entered into a registration rights agreement with Centurion. Pursuant to the registration rights agreement, we filed a registration statement, of which this prospectus forms a part, with the SEC. We have agreed to use our commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC. The effectiveness of this registration statement is a condition precedent to our ability to utilize the Equity Funding Facility and sell the shares of common stock subject to the Registration Statement to Centurion under the Investment Agreement.

Transfer Agent

Our transfer agent is Nevada Agency and Transfer Company.

EXPERTS

The financial statements for the years ended December 31, 2010 and 2009 included in this prospectus have been audited by Rotenberg Meril Solomon Bertiger & Guttilla, P.C., to the extent and for the periods indicated in their report thereon.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that no officer or director shall be personally liable to us or our stockholders for monetary damages except as provided pursuant to the Nevada Revised Statutes. Our Articles of Incorporation also provide that we will indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of us from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of us, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accordance with the Nevada Revised Statutes. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer for expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by SRK Law Offices.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act for the common stock offered under this prospectus. We are subject to the informational requirements of the Exchange Act, and file annual and current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by MabCure, Inc. can be read and copied at the Commission’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The Commission also maintains a website that contains reports, proxy statements, information statements and other information concerning MabCure, Inc. located at http://www.sec.gov. This prospectus does not contain all the information required to be in the Registration Statement (including the exhibits), which we have filed with the Commission under the Securities Act and to which reference is made in this prospectus.

MABCURE, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2011 AND 2010

Consolidated Balance Sheets as of March 31, 2011 (Unaudited) and December 31, 2010	37
Unaudited Consolidated Statements of Operations and Comprehensive Loss for the Three Months Ended March 31, 2011 and 2010 and Cumulative from Inception	38
Unaudited Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2011 and 2010 and Cumulative from Inception	39
Notes to Consolidated Financial Statements March 31, 2011 and 2010	40

MABCUREINC. AND SUBSIDIARY
(A DEVELOPMENT STAGECOMPANY)
CONSOLIDATED BALANCESHEETS

	March 31,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,228	$3,415
Accounts receivable - Other	50,535	44,923
Prepaid expenses	6,493	7,890
Total current assets	59,256	56,228

Property and Equipment:
Computer and office equipment	12,257	11,733
Furniture and fixtures	8,416	8,244
Laboratory equipment	126,143	118,625
Vehicles	70,787	66,544
Website development costs	3,640	3,640
	221,243	208,786
Less: Accumulated depreciation and amortization	(101,351)	(84,867)
Net property and equipment	119,892	123,919

Other Assets:
Intellectual property	16,000,000	16,000,000
Deferred offering costs	-	20,663
Patent pending	4,675	4,675
Deposits and other	7,538	1,988
Total other assets	16,012,213	16,027,326
Total Assets	$16,191,361	$16,207,473

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$472,747	$286,044
Due to related parties - Directors and officers	49,051	10,629
Current portion of capital lease obligations	33,143	36,308
Derivative liability	39,949	-
Loans payable	233,258	133,258
Total current liabilities	828,148	466,239

Long-Term Debt, less current portion:
Capital lease obligations	14,325	16,275
Total liabilities	842,473	482,514

Commitments and Contingencies

Stockholders' equity:
Common stock, $0.001 par value; 1,500,000,000 shares authorized; 62,999,841 and 62,399,725 shares issued and outstanding in 2011 and 2010, respectively	63,000	62,400
Additional paid-in capital	18,970,352	18,924,500
Donated capital	13,000	13,000
Deferred compensation	(30,000)	-
Accumulated other comprehensive loss	(29,964)	(31,816)
Deficit accumulated during the development stage	(3,637,500)	(3,243,125)
Total stockholders’ equity	15,348,888	15,724,959
Total Liabilities and Stockholders' Equity	$16,191,361	$16,207,473

The accompanying notes are an integral part of these consolidated financial statements.

MABCUREINC. AND SUBSIDIARY
(A DEVELOPMENT STAGECOMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVELOSS
FOR THETHREEMONTHS ENDED MARCH 31, 2011, AND 2010, AND
CUMULATIVEFROM INCEPTION (MAY8, 2006) THROUGH MARCH 31, 2011
(Unaudited)

	Three Months Ended March 31,		Cumulative
	2011	2010	from inception

Revenues	$-	$-	$-
Expenses:
Research and development	69,487	112,482	827,980
General and administrative	280,455	179,081	2,551,184
Total expenses	349,942	291,563	3,379,164

Loss from operations	(349,942)	(291,563)	(3,379,164)
Other Income (Expense):
Interest income	19	145	10,637
Interest expense	(63,280)	(6,749)	(287,801)
Gain on derivative liability	18,828	-	18,828
Total other income (expense)	(44,433)	(6,604)	(258,336)
Loss before income taxes	(394,375)	(298,167)	(3,637,500)
Provision for income taxes	-	-	-
Net loss	$(394,375)	$(298,167)	$(3,637,500)
Comprehensive Loss:
Foreign currency translation adjustment	1,852	(8,506)	(29,964)
Total Comprehensive Loss	$(392,523)	$(306,673)	$(3,667,464)
Basic and diluted loss per share	$(0.01)	$-
Weighted average number of shares outstanding - basic and diluted	62,844,264	60,999,725

The accompanying notes are an integral part of these consolidated financial statements.

MABCUREINC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2011, AND 2010, AND
CUMULATIVEFROM INCEPTION (MAY8, 2006) THROUGH MARCH 31, 2011
(Unaudited)

	Three Months Ended March 31,		Cumulative
	2011	2010	from inception
Cash flows from operating activities:
Net loss	$(394,375)	$(298,167)	$(3,637,500)
Adjustments to reconcile net loss to net cash used in
operating activities:
Derivative fair value adjustments	(18,828)	-	(18,828)
Financing costs	58,777	-	58,777
Depreciation and amortization	11,266	11,020	97,995
Donated services	-	-	13,000
Stock-based compensation	31,114	47,446	410,931
Common stock issued for investor relations services	-	-	45,001
Common stock issued for consulting services	6,000	-	6,000
Increase in value of warrants due to amendment of term	-	-	195,671
Changes in net assets and liabilities:
Increase in accounts receivable - other	(2,748)	(5,437)	(49,958)
Decrease (increase) in prepaid expenses and other
current assets	1,397	22,447	(6,440)
Decrease (increase) in deposits and other	(5,423)	-	(7,686)
Increase in accounts payable and accrued liabilities	181,449	(26,963)	486,259
Net cash used in operating activities	(131,371)	(249,654)	(2,406,778)

Cash flows from investing activities:
Capital expenditures	-	(3,468)	(65,569)
Patent pending	-	-	(4,675)
Net cash used in investing activities	-	(3,468)	(70,244)

Cash flows from financing activities:
Proceeds from loan payable	100,000	-	768,313
Payments on loan payable	-	-	(35,055)
Payments of principal on capital lease obligations	(8,208)	(8,584)	(101,719)
(Repayments) proceeds from loans from related parties	37,918	(7,682)	49,123
Issuance of common stock for cash	-	500,000	1,851,000
Deferred offering costs	-		(20,663)
Net cash provided by financing activities	129,710	483,734	2,510,999

Effects of exchange rate changes on cash and cash equivalents	474	(6,065)	(31,749)

Net (decrease) increase during period	(1,187)	224,547	2,228
Cash and cash equivalents at beginning of period	3,415	214,480	-
Cash and cash equivalents at end of period	$2,228	$439,027	$2,228

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,010	$1,338	$13,458
Income taxes	$-	$-	$-

Supplemental Information of Noncash Investing and Financing Activities:

On July 7, 2008, MabCure issued 32,048,400 shares of common stock for the purchase of intellectual property valued at $16,000,000. Refer to Note 3 for further details of this transaction.

On March 5, 2010, MabCure entered into a conversion agreement wherein the Company exchanged $500,000 in outstanding debt and related accrued interest of $15,411 for equity securities. Refer to Note 6 for further details of this transaction.

On February 24, 2011, the Company issued 100,000 shares of common stock, valued at $36,000, for consulting services pursuant to a six-month agreement.

The accompanying notes are an integral part of these consolidated financial statements.

MABCURE INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)	Summary of Significant Accounting Policies

Basis of Presentation and Organization

MabCure Inc. (“MabCure” or the “Company”) was incorporated in the State of Nevada on May 8, 2006, under the name of Smartec Holdings, Inc. The Company originally was in the business of developing a detergent for removing pesticides from fruits and vegetables. Because the Company was not successful in implementing its business plan, it considered various alternatives to ensure the viability and solvency of the Company. On January 10, 2008, the Company changed its name to MabCure Inc. to better reflect its new business plan. On January 10, 2008, MabCure entered into an asset purchase agreement with Indigoleaf Associates Ltd. (“Indigoleaf”) and Dr. Amnon Gonenne pursuant to which the Company agreed to purchase all of Indigoleaf’s interest and rights to a proprietary technology for the rapid and efficient generation of monoclonal antibodies against desired antigens such as cancer markers, including, but not limited to, the know-how, secrets, inventions, practices, methods, knowledge and data owned by Indigoleaf. The Company purchased this proprietary technology pursuant to an intellectual property transfer agreement and consummated the other transactions contemplated by the asset purchase agreement on July 7, 2008. Pursuant to the asset purchase agreement, as amended on April 2, 2009, the Company issued 25,638,400 shares of its common stock to Indigoleaf in consideration for the purchase of Indigoleaf’s proprietary technology, and the Company issued 6,409,600 shares of common stock to Dr. Gonenne in consideration for being one of the founders of the Company’s cancer therapy and detection business.

On October 30, 2008, the Company established MabCure, N.V., a wholly-owned subsidiary in Belgium. The Belgian subsidiary was established in order to accelerate the development and commercialization of MabCure’s proprietary products for the early detection of cancer with specific antibodies and for the creation of highly specific therapeutics (antibodies and novel drugs) against cancer.

In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all necessary adjustments, consisting only of those of a recurring nature, and disclosures to present fairly the Company's financial position and the results of its operations and cash flows for the periods presented. The balance sheet at December 31, 2010 was derived from the audited financial statements, but does not include all of the disclosures required by accounting principles generally accepted in the United States of America. These unaudited interim condensed consolidated financial statements should be read in conjunction with the financial statements and the related notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “Form 10-K”), filed on April 15, 2011.

   Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned Belgian subsidiary, MabCure, N.V. All significant intercompany accounts and transactions have been eliminated in consolidation.

   Cash and Cash Equivalents

For purposes of reporting within the consolidated statements of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

   Property and equipment

Depreciation expense for the three months ended March 31, 2011 and 2010 totaled $11,266 and $11,020, respectively.

   Deferred Offering Costs

The Company defers the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated. For the three months ended March 31, 2011, the Company offset against additional paid-in capital previously capitalized deferred offering costs totaling $20,663 for a transaction that was consummated in January 2011. See Note 4 for additional information.

   Impairment of Intellectual Property

The purchase of intellectual property from Indigoleaf was accounted for under Accounting Standards Codification (“ASC”) Topic 350. We believe that there are no legal, regulatory, contractual, competitive, or economic factors that limit the useful life of this intangible asset. Consequently, we consider the useful life of this asset to be indefinite and we have recorded no amortization expense. In accordance with ASC Topic 350, we perform, at least annually, impairment testing in the last quarter of the year. See Note 3 below for a further discussion.

   Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives at each balance sheet date. The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. For the three months ended March 31, 2011 and for the year ended December 31, 2010, no events or circumstances occurred for which an evaluation of the recoverability of long-lived assets was required.

   Derivative Instruments

In connection with the sale of debt or equity instruments, we may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as conversion options, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument asset or liability.

Derivative instruments are re-valued at the end of each reporting period, with changes in the fair value recorded as charges or credits to income, in the period in which the changes occur. We determine the fair value of these instruments using the Black-Scholes option pricing model. That model requires assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. The identification of, and accounting for, derivative instruments and the assumptions used to value them can significantly affect our financial statements.

   Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange. As of March 31, 2011 and December 31, 2010, the carrying value of the Company’s financial instruments approximated fair value due to the short-term maturity of these instruments.

   Foreign Currency Translation

MabCure accounts for foreign currency translation pursuant to ASC Topic 830. The functional currency of the Company’s Belgian subsidiary is the euro. Under ASC Topic 830, all assets and liabilities are translated into United States dollars using the current exchange rate at the end of each fiscal period. Revenues and expenses are translated using the average exchange rates prevailing throughout the respective periods. Translation adjustments are included in other comprehensive income (loss) for the period. Certain transactions of the Company’s Belgian subsidiary are denominated in United States dollars. Translation gains or losses related to such transactions are recognized for each reporting period in the related interim consolidated statements of operations and comprehensive (loss).

   Basic and Diluted Loss per Share

In accordance with ASC Topic 260, basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similarly to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Due to net losses for the three months ended March 31, 2011and 2010, diluted loss per share is calculated using the weighted average number of common shares outstanding and excludes the effects of potential common stock shares that are anti-dilutive. The potential shares of common stock that have been excluded from the diluted loss per share calculation above for the three months ended March 31, 2011 and 2010 were as follows:

	March 31,
	2011	2010
Stock options	660,000	540,000
Warrants	5,300,000	5,300,000

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topics 505 and 718. Stock-based compensation for stock options is measured based on the estimated fair value of each award on the date of grant using the Black-Scholes valuation model. Stock-based compensation for restricted shares is measured based on the closing fair market value of the Company's common stock price on the date of grate. The Company recognizes stock-based compensation costs as expense ratably on a straight-line basis over the requisite service period.

The allocation of stock-based compensation expense by functional area for the three months ended March 31, 2011 and 2010 was as follows:

	Three Months Ended March 31,
	2011	2010
Research and development	$6,356	$6,356
General and administrative	24,758	41,090
Total	$31,114	$47,446

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with ASC Topic 505. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by ASC Topic 505.

   Reclassification

Certain 2010 amounts have been reclassified to conform to the 2011 presentation.

(2)	Development Stage Activities and Going Concern

The Company is currently in the development stage. The original business plan of the Company was to develop a detergent for removing pesticides from fruits and vegetables. However, the Company has changed its business plan to develop and commercialize its proprietary antibody technology for the early detection of cancer and for the creation of highly specific therapeutics (antibodies and novel drugs) against cancer.

Given the current pace of clinical development of our products, and until a registration statement relating to the equity funding facility is in effect, the Company estimates that it has sufficient cash on hand to fund clinical development only through the second quarter of 2011. Management of the Company is making efforts to raise additional funding, until a registration statement relating to the equity funding facility is in effect, by obtaining bridge financing in the form of convertible debt.

While management of the Company believes that it will be successful in its capital formation and planned operating activities, there can be no assurance that the Company will be able to raise additional equity capital, or be successful in the development and commercialization of its proprietary antibody technology for the early detection of cancer or for the creation of highly specific therapeutics (antibodies and novel drugs) against cancer that will generate sufficient revenues to sustain the operations of the Company.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has not established any source of revenues to cover its operating costs, and as such, has incurred an operating loss since inception. Further, as of March 31, 2011, the cash resources of the Company were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

(3)	Purchase of Intellectual Property and Stock Issuance to Founder

On January 10, 2008, MabCure entered into an asset purchase agreement with Indigoleaf and Dr. Amnon Gonenne pursuant to which the Company agreed to purchase all of Indigoleaf’s interest and rights to a proprietary technology for the rapid and efficient generation of monoclonal antibodies against desired antigens such as cancer markers, including, but not limited to, the know-how, secrets, inventions, practices, methods, knowledge and data owned by Indigoleaf. The Company purchased this proprietary technology pursuant to an intellectual property transfer agreement and consummated the other transactions contemplated by the asset purchase agreement on July 7, 2008. Pursuant to the asset purchase agreement, as amended on April 2, 2009, the Company issued 25,638,400 shares of its common stock to Indigoleaf in consideration for the purchase of Indigoleaf’s proprietary technology, and issued 6,409,600 shares of common stock to Dr. Gonenne in consideration for being one of the founders of the Company’s cancer therapy and detection business. The shares issued were valued at $16,000,000.

The purchase of intellectual property from Indigoleaf was accounted for under ASC Topic 350. We believe that there are no legal, regulatory, contractual, competitive, or economic factors that limit the useful life of this intangible asset. Consequently, we consider the useful life of this asset to be indefinite. As such, we have recorded no amortization expense.

In accordance with ASC Topic 350, we perform, at least annually, impairment testing in the last quarter of the year. The Company did not record an impairment charge at March 31, 2011 and December 31, 2010.

(4)	Loan Payable and Lease Obligations

Leases:

   Capital Leases

The Company currently has capital lease commitments for laboratory equipment and vehicles. Amortization of the capital lease costs for items used in research and development is included in research and development expenses. Amortization of the capital lease costs for items not used in research and development is included in depreciation and amortization expense.

   Operating Lease

As of April 1, 2011, the Company relocated its principal executive offices and laboratory to Brooklyn, New York. The Company is leasing its new facilities under a lease that expires in March 2012.

   Loans Payable and Equity Funding Facility

On January 18, 2011, the Company entered into an investment agreement with Centurion Private Equity, LLC (the “Investor”), an affiliate of Roswell Capital Partners, for the provision of an equity line funding facility of up to the amount of $10 million. Pursuant to the terms and conditions of the Investment Agreement, the Company may sell newly issued shares of its common stock (the “Put Shares”) to the Investor (each such sale, a “Put”) from time to time at a price equal to the lesser of (i) 97% of the “Market Price” (as defined below) of its common stock or (ii) the Market Price of its common stock minus $0.01, subject to certain dollar and share volume limitations for each Put, until the earlier of (a) 24 months from the date its registration statement is declared effective, (b) 30 months from the date of the Investment Agreement, or (c) until all Puts under the Investment Agreement have reached an aggregate gross sales price equal to $10 million. The Investment Agreement provides that prior to exercising any Put, the Company must have a registration statement declared effective with the SEC with respect to the Put Shares. “Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg LP for the Company’s common stock during the fifteen consecutive trading day period immediately following the date specified by the Company on which it intends to exercise the applicable Put. As consideration for the provision of the equity funding facility, the Company issued to the Investor 465,224 commitment shares and 34,892 fee shares to cover the Investor’s transaction fees.

Concurrent with the closing of the Investment Agreement, the Investor purchased a $100,000 senior secured convertible debenture. The debenture is due to mature on October 18, 2011 and bears interest at the rate of 8% per annum which is payable to the Investor. At the option of the Investor, the debenture may be converted into shares of the Company’s common stock at any time prior to maturity, at a price equal to the lesser of (i) a price equal to 90% of the “Conversion Market Price” (as defined below) on the date of the initial issuance of the Debenture or (ii) 90% of the Conversion Market Price of the Company’s common stock on the applicable conversion date. “Conversion Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg, LP for the Company’s common stock over the fifteen consecutive trading day period immediately preceding the date in question. The debenture includes a security interest on all of the Company’s assets that shall be automatically released following the date that the shares issuable upon conversion of the debenture can be resold without restriction under Rule 144, and 15% of the aggregate volume accrues to the debenture amount. As of March 31, 2011, the principle due was $100,000 plus $1,618 of accrued interest.

As described above, the debenture contains a conversion option that is considered to be a derivative financial instrument. At March 31, 2011, the derivative liability amounted to $39,949. For the three months ended March 31, 2011, for the three months ended March 31, 2011, gain on derivative liability amounted to $18,828.

On December 7, 2010, the Company entered into a loan agreement to obtain a bridge loan of $75,000 from a stockholder. The loan amount bears interest at a rate of ten percent per annum, is unsecured, and is due upon demand. The accrued interest will be payable on the repayment of the loan. The loan amount will be used for ordinary working capital needs. As of March 31, 2011, the principle due was $75,000 plus $2,866 of accrued interest.

The Company received loans from a third-party that were provided for working capital purposes. The loans are non-interest bearing, unsecured, and have no terms for repayment. As of March 31, 2011 and December 31, 2010, the amount due was $58,258.

Loans payable amounted to $233,258 at March 31, 2011 and $133,258 at December 31, 2010.

(5)	Common Stock

The Company is authorized to issue 1,500,000,000 shares of $0.001 par value common stock. All common stock shares have equal voting rights, are non-assessable, have one vote per share, and entitle stockholders to receive dividends. Upon liquidation or wind-up, stockholders are entitled to participate equally with respect to any distribution of net assets or any dividends which may be declared. Voting rights are not cumulative and, therefore, the holders of more than 50 percent of the common stock could, if they choose to do so, elect all of the Directors of the Company.

On February 24, 2011, the Company issued 100,000 shares of common stock, valued at $36,000, to a third party provider of consulting services to raise financing pursuant to a six-month agreement dated February 24, 2011. The value of the stock issuance was recognized as deferred compensation and is being amortized over the six month term of the agreement.

(6)	Related Party Transactions

As of March 31, 2011 and December 31, 2010, the Company owed to directors and officers of the Company a total of $49,051 and $10,629, respectively, for various working capital loans received by the Company. The loans are unsecured, non-interest bearing, and have no terms for repayment.

(7)	Commitments and Contingencies

Commitments

The Company is subject to various commitments under contractual and other commercial obligations.

Contingencies

On January 10, 2011, the Company received a letter from counsel to Dr. Elisha Orr, the Company’s former Chief Scientific Officer, demanding payment of approximately $160,000 for unpaid management services fees, including payment for a three-month notice period, and for the reimbursement of certain expenses. In the Company’s response to Dr. Orr’s counsel, the Company has refuted the claims presented in the letter primarily because Dr. Orr was dismissed for breach and therefore was not entitled to three months’ notice, and because the Company fully reimbursed Dr. Orr for all reimbursable expenses. Upon Dr. Orr’s return of certain Company property in his possession, the Company intends to reconcile all amounts and pay Dr. Orr the amounts that are owed to him, which include amounts related to unpaid salaries and management service fees totaling $106,164 as of March 31, 2011 and December 31, 2010, and which have been recorded under accounts payable and accrued liabilities.

(8)	Recent Accounting Pronouncements

On January 1, 2011, the Company adopted Accounting Standards Update (“ASU”) 2010-13, “Compensation—Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades,” or ASU 2010-13. ASU 2010-13 provides amendments to ASC Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in currency of a market in which a substantial porting of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The adoption of ASU 2010-13 did not have a significant impact on its consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on the Company’s present or future consolidated financial statements.

(9)	Subsequent Events

On May 19, 2011, the Company granted stock options to certain employees, members of the Company Board of Directors, and certain consultants of the Company to purchase a total of 2,350,000 shares of its common stock at an exercise price of $0.50 per share. The terms of the options include the following:

1. Options for 950,000 shares of common stock vest over periods of one to three years and expire five years from the date of vesting.

2. Options for 1,400,000 shares of common stock vest upon the completion of qualified financing (as defined) and expire five years from the date of such qualified financing.

The Company has reviewed subsequent events through the date of this filing.

MABCURE INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
MabCure Inc.:

We have audited the accompanying consolidated balance sheets of MabCure Inc. (the “Company”) (a development stage company) and subsidiary as of December 31, 2010, and 2009, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and from inception (May 8, 2006) through December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MabCure Inc. and subsidiary as of December 31, 2010 and 2009, and the results of their consolidated operations and their consolidated cash flows for the years then ended, and from inception (May 8, 2006) through December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is in the development stage and has not established any source of revenues to cover its operating costs. As such, it has incurred an operating loss since inception. Further, as of December 31, 2010, the cash resources of the Company were insufficient to meet its planned business objectives. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 2 to the financial statements. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

Saddle Brook, New Jersey
April 14, 2011

MABCURE INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010, AND 2009

	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$3,415	$214,480
Accounts receivable - Other	44,923	31,934
Prepaid expenses	7,890	31,672
Total current assets	56,228	278,086

Property and Equipment:
Computer and office equipment	11,733	11,295
Furniture and fixtures	8,244	8,464
Laboratory equipment	118,625	119,289
Vehicles	66,544	71,967
Website development costs	3,640	3,640
	208,786	214,655
Less: Accumulated depreciation and amortization	(84,867)	(44,908)
Net property and equipment	123,919	169,747

Other Assets:
Intellectual property	16,000,000	16,000,000
Deferred offering costs	20,663	-
Patent pending	4,675	-
Deposits and other	1,988	4,515
Total other assets	16,027,326	16,004,515
Total Assets	$16,207,473	$16,452,348

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$286,044	$152,272
Due to related parties - Directors and officers	10,629	29,365
Current portion of capital lease obligations	36,308	36,272
Loans payable	133,258	558,258
Total current liabilities	466,239	776,167

Long-Term Debt, less current portion:
Capital lease obligations	16,275	56,869
Total liabilities	482,514	833,036

Commitments and Contingencies

Stockholders' equity:
Common stock, $0.001 par value; 1,500,000,000 shares authorized; 62,399,725 and 60,399,725 shares issued and outstanding in 2010 and 2009, respectively	62,400	60,400
Additional paid-in capital	18,924,500	17,583,517
Donated capital	13,000	13,000
Accumulated other comprehensive loss	(31,816)	(20,282)
Deficit accumulated during the development stage	(3,243,125)	(2,017,323)
Total stockholders’ equity	15,724,959	15,619,312
Total Liabilities and Stockholders' Equity	$16,207,473	$16,452,348

The accompanying notes are an integral part of these consolidated financial statements.

MABCURE INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2010, AND 2009, AND
CUMULATIVE FROM INCEPTION (MAY 8, 2006) THROUGH DECEMBER 31, 2010

	Years Ended December 31,		Cumulative
	2010	2009	from inception

Revenues	$-	$-	$-
Expenses:
Research and development	352,030	402,657	758,493
General and administrative	667,390	967,860	2,270,729
Total expenses	1,019,420	1,370,517	3,029,222

Loss from operations	(1,019,420)	(1,370,517)	(3,029,222)
Other Income (Expense):
Interest income	470	4,256	10,618
Interest expense	(206,852)	(16,699)	(224,521)
Total other income (expense)	(206,382)	(12,443)	(213,903)
Loss before income taxes	(1,225,802)	(1,382,960)	(3,243,125)
Provision for income taxes	-	-	-
Net loss	$(1,225,802)	$(1,382,960)	$(3,243,125)
Comprehensive Loss:
Foreign currency translation adjustment	(11,534)	(12,812)	(31,816)
Total Comprehensive Loss	$(1,237,336)	$(1,395,772)	$(3,274,941)
Basic and diluted loss per share	$(0.02)	$(0.02)
Weighted average number of shares outstanding - basic and diluted	62,054,520	60,357,211

The accompanying notes are an integral part of these consolidated financial statements.

MABCURE INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIODS FROM INCEPTION (MAY 8, 2006)
THROUGH DECEMBER 31, 2010

						Deficit
					Accumulated	Accumulated
					other	During the
	Common Stock		Additional Paid	Donated	comprehensive	Development
	Number	Amount	in Capital	Capital	loss	Stage	Total

Balance, May 8, 2006 (Date of Inception)	-	$-	$-	$-	$-	$-	$-
Common stock issued for cash at $0.02 per share, December 20, 2006	2,550,000	2,550	48,450	-	-	-	51,000
Donated services	-	-	-	4,000	-	-	4,000
Loss for the period	-	-	-	-	-	(4,000)	(4,000)
Balance, December 31, 2006	2,550,000	2,550	48,450	4,000	-	(4,000)	51,000
Donated services	-	-	-	6,000	-	-	6,000
Forward stock split (20:1)	48,450,000	48,450	(48,450)	-	-	-	-
Returned to treasury	(24,000,000)	(24,000)	24,000	-	-	-	-
Loss for the period	-	-	-	-	-	(106,265)	(106,265)
Balance, December 31, 2007	27,000,000	27,000	24,000	10,000	-	(110,265)	(49,265)
Donated services	-	-	-	3,000	-	-	3,000
Common stock issued for cash	1,300,000	1,300	1,298,700	-	-	-	1,300,000
Common stock issued for purchase of intellectual property	32,048,000	32,048	15,967,952	-	-	-	16,000,000
Foreign currency translation adjustment	-	-	-	-	(7,470)	-	(7,470)
Loss for the period	-	-	-	-	-	(524,098)	(524,098)
Balance, December 31, 2008	60,348,000	60,348	17,290,652	13,000	(7,470)	(634,363)	16,722,167
Common stock issued for investor relations services	51,725	52	44,949	-	-	-	45,001
Stock-based compensation (options)	-	-	247,916	-	-	-	247,916
Foreign currency translation adjustment	-	-	-	-	(12,812)	-	(12,812)
Loss for the period						(1,382,960)	(1,382,960)
Balance, December 31, 2009	60,399,725	60,400	17,583,517	13,000	(20,282)	(2,017,323)	15,619,312
Common stock issued for cash - Bluewater	1,000,000	1,000	499,000	-	-	-	500,000
Conversion of debt and accrued interest to equity - Chrysler	1,000,000	1,000	514,411	-	-	-	515,411
Stock-based compensation (options)	-	-	131,901	-	-	-	131,901
Increase in the value of warrants due to amendment of term	-	-	195,671	-	-	-	195,671
Foreign currency translation adjustment	-	-	-	-	(11,534)	-	(11,534)
Loss for the period	-	-	-	-	-	(1,225,802)	(1,225,802)
Balance, December 31, 2010	62,399,725	$62,400	$18,924,500	$13,000	$(31,816)	$(3,243,125)	$15,724,959

The accompanying notes are an integral part of these consolidated financial statements.

MABCURE INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010, AND 2009, AND
CUMULATIVE FROM INCEPTION (MAY 8, 2006) THROUGH DECEMBER 31, 2010

	Years ended December 31,		Cumulative
	2010	2009	from inception
Cash flows from operating activities:
Net loss	$(1,225,802)	$(1,382,960)	$(3,243,125)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	43,081	39,794	86,729
Donated services	-	-	13,000
Stock-based compensation	131,901	247,916	379,817
Common stock issued for investor relations services	-	45,001	45,001
Increase in value of warrants due to amendment of term	195,671	-	195,671
Changes in net assets and liabilities:
Increase in accounts receivable - other	(15,396)	(22,768)	(47,210)
Decrease (increase) in prepaid expenses and other
current assets	23,782	(15,033)	(7,837)
Decrease (increase) in deposits and other	2,187	(573)	(2,263)
Increase in accounts payable and accrued liabilities	152,780	55,030	304,810
Net cash used in operating activities	(691,796)	(1,033,593)	(2,275,407)

Cash flows from investing activities:
Capital expenditures	(9,313)	(40,706)	(65,569)
Patent pending	(4,675)	-	(4,675)
Net cash used in investing activities	(13,988)	(40,706)	(70,244)

Cash flows from financing activities:
Proceeds from loan payable	75,000	500,000	668,313
Payments on loan payable	-	-	(35,055)
Payments of principal on capital lease obligations	(33,604)	(31,138)	(93,511)
(Repayments) proceeds from loans from related parties	(17,288)	22,289	11,205
Issuance of common stock for cash	500,000	-	1,851,000
Deferred offering costs	(20,663)	-	(20,663)
Net cash provided by financing activities	503,445	491,151	2,381,289

Effects of exchange rate changes on cash and cash
equivalents	(8,726)	(13,811)	(32,223)

Net (decrease) increase during period	(211,065)	(596,959)	3,415
Cash and cash equivalents at beginning of period	214,480	811,439	-
Cash and cash equivalents at end of period	$3,415	$214,480	$3,415

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$4,479	$6,699	$12,448
Income taxes	$-	$-	$-

Supplemental Information of Noncash Investing and Financing Activities:

On July 7, 2008, MabCure issued 32,048,400 shares of common stock for the purchase of intellectual property valued at $16,000,000. Refer to Note 3 for further details of this transaction.

On March 5, 2010, MabCure entered into a conversion agreement wherein the Company exchanged $500,000 in outstanding debt and related accrued interest of $15,411 for equity securities. Refer to Note 6 for further details of this transaction.

The accompanying notes are an integral part of these consolidated financial statements.

(1)	Summary of Significant Accounting Policies

Basis of Presentation and Organization

MabCure Inc. (“MabCure” or the “Company”) was incorporated in the State of Nevada on May 8, 2006, under the name of Smartec Holdings, Inc. The Company originally was in the business of developing a detergent for removing pesticides from fruits and vegetables. Because the Company was not successful in implementing its business plan, it considered various alternatives to ensure the viability and solvency of the Company. On January 10, 2008, the Company changed its name to MabCure Inc. to better reflect its new business plan. On January 10, 2008, MabCure entered into an asset purchase agreement with Indigoleaf Associates Ltd. (“Indigoleaf”) and Dr. Amnon Gonenne pursuant to which the Company agreed to purchase all of Indigoleaf’s interest and rights to a proprietary technology for the rapid and efficient generation of monoclonal antibodies against desired antigens such as cancer markers, including, but not limited to, the know-how, secrets, inventions, practices, methods, knowledge and data owned by Indigoleaf. The Company purchased this proprietary technology pursuant to an intellectual property transfer agreement and consummated the other transactions contemplated by the asset purchase agreement on July 7, 2008. Pursuant to the asset purchase agreement, as amended on April 2, 2009, the Company issued 25,638,400 shares of its common stock to Indigoleaf in consideration for the purchase of Indigoleaf’s proprietary technology, and the Company issued 6,409,600 shares of common stock to Dr. Gonenne in consideration for being one of the founders of the Company’s cancer therapy and detection business.

On October 30, 2008, the Company established MabCure, N.V., a wholly-owned subsidiary in Belgium. The Belgian subsidiary was established in order to accelerate the development and commercialization of MabCure’s proprietary products for the early detection of cancer with specific antibodies and for the creation of highly specific therapeutics (antibodies and novel drugs) against cancer.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned Belgian subsidiary, MabCure, N.V. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of reporting within the consolidated statements of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Property and equipment

Property and equipment are recorded at historical cost. Minor additions and renewals are expensed in the year incurred. Major additions and renewals are capitalized and depreciated over their estimated useful lives. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the results of operations for the respective period. The Company uses the straight-line method of depreciation. Depreciation expense for the years ended December 31, 2010 and 2009 totaled $43,081 and $39,794, respectively. The estimated useful lives for significant property and equipment categories are as follows:

Computers and office equipment	3 years
Computer software	3 years
Furniture and Fixtures	5-10 years
Equipment and tools	5 years
Vehicles	5 years

Deferred Offering Costs

The Company defers the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated. For the year ended December 31, 2010, the Company capitalized $20,663 as deferred offering costs. See Note 11 for additional information.

Impairment of Intellectual Property

The purchase of intellectual property from Indigoleaf was accounted for under ASC Topic 350. We believe that there are no legal, regulatory, contractual, competitive, or economic factors that limit the useful life of this intangible asset. Consequently, we consider the useful life of this asset to be indefinite and we have recorded no amortization expense. In accordance with ASC Topic 350, we perform, at least annually, impairment testing in the last quarter of the year. See Note 3 below for a further discussion.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives at each balance sheet date. The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. For the years ended December 31, 2010 and 2009, no events or circumstances occurred for which an evaluation of the recoverability of long-lived assets was required.

Lease Obligations

All noncancellable leases with an initial term greater than one year are categorized as either capital or operating leases. Assets recorded under capital lease obligations are amortized according to the same methods employed for property and equipment or over the term of the related lease, if shorter.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange. As of December 31, 2010, and 2009, the carrying value of the Company’s financial instruments approximated fair value due to the short-term maturity of these instruments.

Foreign Currency Translation

MabCure accounts for foreign currency translation pursuant to Accounting Standards Codification ("ASC") Topic 830. The functional currency of the Company’s Belgian subsidiary is the euro. Under ASC Topic 830, all assets and liabilities are translated into United States dollars using the current exchange rate at the end of each fiscal period. Revenues and expenses are translated using the average exchange rates prevailing throughout the respective periods. Translation adjustments are included in other comprehensive income (loss) for the period. Certain transactions of the Company’s Belgian subsidiary are denominated in United States dollars. Translation gains or losses related to such transactions are recognized for each reporting period in the related interim consolidated statements of operations and comprehensive (loss).

Basic and Diluted Loss per Share

In accordance with ASC Topic 260, basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similarly to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Due to net losses for the years ended December 31, 2010 and 2009, diluted loss per share is calculated using the weighted average number of common shares outstanding and excludes the effects of potential common stock shares that are antidilutive. The potential shares of common stock that have been excluded from the diluted loss per share calculation above for the years ended December 31, 2010 and 2009 were as follows:

	December 31,
	2010	2009
Stock options	660,000	540,000
Warrants	5,300,000	1,300,000

Income Taxes

The Company accounts for income taxes pursuant to ASC Topic 740. Under ASC Topic 740, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the consolidated financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s consolidated financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

The Company has adopted the provisions of ASC Topic 740-10-05 "Accounting for Uncertainty in Income Taxes." The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topics 505 and 718. Stock-based compensation for stock options is measured based on the estimated fair value of each award on the date of grant using the Black-Scholes valuation model. Stock-based compensation for restricted shares is measured based on the closing fair market value of the Company's common stock price on the date of grate. The Company recognizes stock-based compensation costs as expense ratably on a straight-line basis over the requisite service period.

The allocation of stock-based compensation expense by functional area for the years ended December 31, 2010 and 2009 was as follows:

	Years Ended December
	31,
	2010	2009
Research and development	$25,422	$26,481
General and administrative	106,479	221,435
Total	$131,901	$247,916

On August 10, 2009, the Company granted to directors and officers, 420,000 options to purchase a like number of shares of common stock. In addition, on December 10, 2009, the Company granted to employees 120,000 options to purchase a like number of shares of common stock. On September 24, 2010, the Company granted to a newly-appointed director, 120,000 options to purchase a like number of shares of common stock. As of December 31, 2010, 440,000 of granted options were fully vested. Fair value was estimated at the date of grant using the Black-Scholes pricing model, with the following weighted average assumptions:

	2010	2009
Risk-free interest rate	1.37%	1.59%
Expected dividend yield	None	None
Expected life	5 years	5 years
Expected volatility	166.66%	164.30%

The weighted-average grant-date fair values of options granted in 2010 and 2009 were $0.75 and $0.82 per share, respectively.

The risk-free interest rate used in the Black-Scholes valuation method is based on the implied yield currently available in U.S. Treasury securities at maturity with an equivalent term. The Company has not declared or paid any dividends and does not currently expect to do so in the future. The expected term of options represents the period that our stock-based awards are expected to be outstanding and was determined based on projected holding periods for the remaining unexercised shares. Consideration was given to the contractual terms of our stock-based awards, vesting schedules and expectations of future employee behavior. Expected volatility is based on the historical volatility of the stock prices of several companies in the Company’s industry.

The Company’s stock price volatility and option lives involve management’s best estimates, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option.

When options are exercised, the policy of the Company is to issue previously unissued shares of common stock to satisfy share option exercises. As of December 31, 2010, the Company had 1,437,600,275 shares of authorized but unissued common stock.

No tax benefits were attributed to the stock-based compensation expense because a valuation allowance was maintained for substantially all net deferred tax assets.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with ASC Topic 505. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by ASC Topic 505.

Estimates

The accompanying consolidated financial statements are prepared on the basis of accounting principles generally accepted in the United States of America. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 2010 and 2009, and expenses for the years ended December 31, 2010 and 2009 and cumulative from inception. Actual results could differ from those estimates made by management.

(2)	Development Stage Activities and Going Concern

The Company is currently in the development stage. The original business plan of the Company was to develop a detergent for removing pesticides from fruits and vegetables. However, the Company has changed its business plan to develop and commercialize its proprietary antibody technology for the early detection of cancer and for the creation of highly specific therapeutics (antibodies and novel drugs) against cancer.

Given the current pace of clinical development of our products, and until a registration statement relating to the equity funding facility is in effect, the Company estimates that it has sufficient cash on hand to fund clinical development only through the second quarter of 2011. Management of the Company is making efforts to raise additional funding, until a registration statement relating to the equity funding facility is in effect, by obtaining bridge financing in the form of convertible debt.

While management of the Company believes that it will be successful in its capital formation and planned operating activities, there can be no assurance that the Company will be able to raise additional equity capital, or be successful in the development and commercialization of its proprietary antibody technology for the early detection of cancer or for the creation of highly specific therapeutics (antibodies and novel drugs) against cancer that will generate sufficient revenues to sustain the operations of the Company.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. MabCure has not established any source of revenues to cover its operating costs, and as such, has incurred an operating loss since inception. Further, as of December 31, 2010 and 2009, the cash resources of the Company were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

(3)	Purchase of Intellectual Property and Stock Issuance to Founder

On January 10, 2008, MabCure entered into an asset purchase agreement with Indigoleaf Associates Ltd. (“Indigoleaf”) and Dr. Amnon Gonenne pursuant to which the Company agreed to purchase all of Indigoleaf’s interest and rights to a proprietary technology for the rapid and efficient generation of monoclonal antibodies against desired antigens such as cancer markers, including, but not limited to, the know-how, secrets, inventions, practices, methods, knowledge and data owned by Indigoleaf. The Company purchased this proprietary technology pursuant to an intellectual property transfer agreement and consummated the other transactions contemplated by the asset purchase agreement on July 7, 2008. Pursuant to the asset purchase agreement, as amended on April 2, 2009, the Company issued 25,638,400 shares of its common stock to Indigoleaf in consideration for the purchase of Indigoleaf’s proprietary technology, and issued 6,409,600 shares of common stock to Dr. Gonenne in consideration for being one of the founders of the Company’s cancer therapy and detection business. The shares issued were valued at $16,000,000.

On April 2, 2009, the Company entered into an amendment to the asset purchase agreement dated January 10, 2008, whereby the parties specified their original intention that the 6,409,600 shares of the Company’s common stock that were issued to Dr. Gonenne were, in fact, issued to Dr. Gonenne as founder’s shares as consideration for being one of the founders of the Company’s cancer therapy and detection business. Pursuant to the amendment to the asset purchase agreement, up to 75 percent of the shares issued to Dr. Gonenne, i.e., up to 4,807,200 shares of the Company’s common stock were subject to a lapsing repurchase right by the Company in the event Dr. Gonenne’s employment agreement with the Company had been terminated within 18 months from July 7, 2008. All of the 4,807,200 shares of common stock issued to Dr. Gonenne that had been subject to the lapsing repurchase right have been released from the lapsing repurchase right and are no longer subject thereto.

The purchase of intellectual property from was accounted for under ASC Topic 350. The value of the intellectual property acquired on July 7, 2008 was calculated based on the June 27, 2008 private placement transaction discounted by a factor to reflect the fact that the issued stock was restricted and escrowed for an extended period of time under the agreement. This value amounted to $16,000,000 for the shares issued and was recorded by us as an intangible asset, “intellectual property” in the accompanying consolidated balance sheets as of December 31, 2010 and 2009. We believe that there are no legal, regulatory, contractual, competitive, or economic factors that limit the useful life of this intangible asset. Consequently, we consider the useful life of this asset to be indefinite. As such, we have recorded no amortization expense.

In accordance with ASC Topic 350, we perform, at least annually, impairment testing in the last quarter of the year. The Company did not record an impairment charge at December 31, 2010 and 2009.

(4)	Loan Payable and Lease Obligations

Leases:

Capital Leases

The Company currently has capital lease commitments for laboratory equipment and vehicles. As of December 31, 2010, and 2009, the total cost of capitalized leases presented in the accompanying consolidated balance sheets amounted to $144,831 and $156,634, respectively. Accumulated amortization amounted to $61,384 and $34,521 at December 31, 2010 and 2009, respectively. Amortization of the capital lease costs for items used in research and development is included in research and development expenses. Amortization of the capital lease costs for items not used in research and development is included in depreciation and amortization expense.

Operating Lease

The Company currently has operating lease commitments for office space and housing for Dr. Gonenne with unrelated parties through August 2011. Lease expense related to office space for the years ended December 31, 2010, and 2009 amounted to $11,951 and $15,125, respectively. Lease expense related to housing for the years ended December 31, 2010 and 2009 was $13,146 and $21,282, respectively.

As of April 1, 2011, the Company relocated its principal executive offices to Brooklyn, New York. The Company is leasing its new executive offices under a lease that expires in March 2012.

Future noncancellable minimum rental commitments for leases as of December 31, 2010 were as follows:

	Operating	Capital
Year	Leases	Leases
2011	$25,125	$38,824
2012	4,519	17,399
Total	$29,644	56,223

Less - Amount representing interest		(3,640)
Present value of net minimum lease payments		52,583
Less - Current portion		(36,308)
Capital lease obligations, less current portion		$16,275

Loans Payable

On December 7, 2010, the Company entered into a loan agreement to obtain a bridge loan of $75,000 from a stockholder. The loan amount bears interest at a rate of ten percent per annum, is unsecured, and is due upon demand. The accrued interest will be payable on the repayment of the loan. The loan amount will be used for ordinary working capital needs. As of December 31, 2010, the principle due was $75,000 and $991 of accrued interest.

On September 2, 2009, the Company entered into a loan agreement to obtain a bridge loan of $500,000 from a third-party lender for ordinary working capital needs. The loan amount bore interest at a rate of six percent per annum, was unsecured, and matured on September 2, 2010. The accrued interest was payable on the repayment of the loan. On March 5, 2010, the Company entered into a conversion agreement with the lender, pursuant to which the loan and all accrued interest amounting to $515,411, was converted into common stock. See Note 6 below.

The Company received loans from a third-party that were provided for working capital purposes. The loans are non-interest bearing, unsecured, and have no terms for repayment. As of December 31, 2010 and 2009, the amount due was $58,258.

Loans payable amounted to $133,258 at December 31, 2010 and $558,258 at December 31, 2009.

(5)	Donated Capital

The Company recorded transactions of commercial substance with related parties at fair value as determined by management. The Company recognized donated services of its directors for management fees, valued at $500 per month. As of June 30, 2008, the value of donated services totaled $13,000 and is recorded in “stockholders’ equity.”

Beginning July 1, 2008, the Company no longer recorded donated services of directors. Future services performed by the Company’s directors will be paid using cash.

(6)	Common Stock

The Company is authorized to issue 1,500,000,000 shares of $0.001 par value common stock. All common stock shares have equal voting rights, are non-assessable, have one vote per share, and entitle stockholders to receive dividends. Upon liquidation or wind-up, stockholders are entitled to participate equally with respect to any distribution of net assets or any dividends which may be declared. Voting rights are not cumulative and, therefore, the holders of more than 50 percent of the common stock could, if they choose to do so, elect all of the Directors of the Company.

Effective November 26, 2007, we filed a certificate of change increasing our authorized capital from 75,000,000 common shares with a par value of $0.001 per common share to 1,500,000,000 common shares with a par value of $0.001 per common share. On that date, we also effected a forward stock split on a twenty-to-one basis. The accompanying consolidated financial statements have been adjusted accordingly to reflect this forward stock split.

On December 20, 2006, the Company issued 51,000,000 shares of common stock at a price of $0.001 per share for total proceeds of $51,000.

On December 11, 2007, 24,000,000 shares of common stock were returned to the treasury and retired. The par value of the returned shares of $24,000 was reallocated to additional paid-in capital.

On June 27, 2008, pursuant to the asset purchase agreement, the Company closed a private placement consisting of 1,300,000 units of MabCure’s securities at a price of $1.00 per unit, for aggregate proceeds of $1,300,000. Each unit consists of: (i) one common share; (ii) one non-transferable share purchase warrant entitling the holder thereof to purchase one share of common stock for a period of 12 months commencing from the closing of the asset purchase agreement, at an exercise price of $1.25 per common share; and (iii) one non-transferable share purchase warrant entitling the holder thereof to purchase one share of common stock for a period of 24 months commencing from the closing of the asset purchase agreement, at an exercise price of $1.25 per common share (“Two-Year Warrants”). On September 17, 2010, the Company entered into an amendment of its Subscription Agreement dated June 27, 2008, pursuant to which the Company extended the term of the Two-Year Warrants until June 27, 2012 and reset the exercise price of the Two-Year Warrants to $0.50 per share.

On July 7, 2008, the Company issued 25,638,400 shares of its common stock to Indigoleaf Associates Ltd, and 6,409,600 shares of the Company’s common stock to Dr. Amnon Gonenne following the asset purchase agreement discussed in Note 3.

On October 28, 2009, the Company issued 51,725 shares of common stock to a third party provider of investor relations services pursuant to a consulting agreement dated August 7, 2009. The value of the transaction was $45,001.

On September 2, 2009, the Company entered into a loan agreement to obtain a bridge loan of $500,000 from a third-party lender for ordinary working capital needs. On March 5, 2010, the Company entered into a conversion agreement with the lender, pursuant to which the loan and all accrued interest was converted into equity securities. In full repayment of the loan and all accrued interest, the Company issued to the lender 1,000,000 units, with each unit consisting of: (i) one common share; (ii) one non-transferable share purchase warrant entitling the holder thereof to purchase one share of common stock until February 16, 2012, at a price per share of $0.60; and (iii) one non-transferable common stock purchase warrant entitling the holder thereof to purchase one share of common stock until February 16, 2012, at a price per share of $0.70.

On March 5, 2010, the Company closed an offshore private placement consisting of 1,000,000 units of securities at a price of $0.50 per unit, for aggregate proceeds of $500,000. Each unit consists of: (i) one common share; (ii) one non-transferable share purchase warrant entitling the holder thereof to purchase one share of common stock for a period of 24 months commencing from the closing of the private placement agreement, at an exercise price of $0.60 per common share; and (iii) one non-transferable share purchase warrant entitling the holder thereof to purchase one share of common stock for a period of 24 months commencing from the closing of the private placement agreement, at an exercise price of $0.70 per common share.

In February 2011, the Company issued 100,000 shares of common stock to a third party provider of consulting services to raise financing pursuant to an agreement dated February 24, 2011.

Stock options

On August 4, 2009, as part of the Company’s Annual Meeting of Shareholders, the shareholders of the Company approved the adoption of the MabCure, Inc. 2009 Stock Option Plan (the “Plan”). The purpose of this Plan is to retain the services of valued key employees and consultants of the Company and to encourage such persons to acquire a greater proprietary interest in the Company, thereby strengthening their incentive to achieve the objectives of the shareholders of the Company, and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to consultants and other persons selected by the Company. The Company has reserved 6,034,800 shares of common stock, par value $0.001 per share, for issuance under the Plan, subject to adjustment to protect against dilution in the event of certain changes in the Company’s capitalization.

The following is a summary of stock option grants issued under the Plan:

In August 2009, the Company granted an option to each of two members of the Company’s Board of Directors to purchase 120,000 shares (total of 240,000 shares) of its common stock at an exercise price of $0.87 per share.

In August 2009, the Company granted an option to purchase 180,000 shares of its common stock at an exercise price of $0.87 per share to its Chief Financial Officer.

In December 2009, the Company granted an option to purchase 120,000 shares of its common stock at an exercise price of $0.65 per share to certain employees of the Company.

In September 2010, the Company granted to a newly-appointed member of the Company’s Board of Directors options to purchase 120,000 shares of its common stock at an exercise price of $0.45 per share.

The following table summarizes stock option activity for the Company during the year ended December 31, 2010:

			Weighted
		Weighted	Average	Aggregate
	Options	Average	Remaining	Intrinsic Value
		Exercise Price	Contractual Term
Outstanding December 31, 2008	None
Granted	540,000	$0.82
Exercised	-	-
Forfeited or expired	-	-
Outstanding December 31, 2009	540,000	$0.82	4.68	-
Granted	120,000	$0.45	4.73	-
Exercised	-	-	-	-
Forfeited or expired	-	-	-	-
Outstanding December 31, 2010	660,000	$0.75	3.87	-
Vested and Exercisable at December 31, 2010	440,000	$0.83	3.67	-

As of December 31, 2010, the total unrecognized compensation cost related to stock options amounted to $86,879, which will be recognized over the remaining requisite service period through October 2011.

Warrants

As discussed above, the Company amended its Two-Year Warrants in 2010. Generally accepted accounting principles requires that when the terms of a previously issued warrant are modified, the modification is treated as an exchange of the original warrant. The excess of the value of the warrant on the date the modification is effective over the value of the warrant on the date immediately preceding the modification date, if any, is amortized to expense over the remaining vesting period (or recognized immediately if the warrants are vested 100%). Accordingly, the fair value of the warrants was estimated using the Black-Scholes pricing model using the following assumptions: risk-free rate of .62%; no dividend yield; an expected life of two years; and a volatility factor of 119.95% . As a result of the revaluation, the Company recognized financing costs of $195,671 for the year ended December 31, 2010.

A summary of the warrants outstanding at December 31, 2010 is as follows:

Warrants	Exercise	Expiration
	Price	Date
1,300,000	$0.50	June 2012
2,000,000	$0.60	February 2012
2,000,000	$0.70	February 2012
5,300,000

(7)	Income Taxes

Components of loss before income taxes for the years ended December 31, 2010 and 2009 are as follows:

	2010	2009
United States	$(778,792)	$(900,086)
Belgium	(447,010)	(482,874)

Total	$(1,225,802)	$(1,382,960)

MabCure is subject to U.S. income taxes. The Company’s subsidiary incorporated in Belgium is subject to Belgian income taxes. The effective tax rates used to calculate deferred income taxes are 34% for the United States and 33.99% for Belgium.

At December 31, 2010, the Company had available approximately $1.8 million of net operating loss carry forwards, for U.S. income tax purposes which expire in the years 2026 through 2030. The Company’s subsidiary has Belgian net operating loss carryforwards of $940,000 with no expiration date.

Significant components of the Company’s deferred tax assets at December 31, 2010 and 2009 are as follows:

	2010	2009
Net operating loss carryforwards	$936,664	$568,090
Accrued salaries	22,351	22,904
Stock based compensation	78,185	41,982
Accrued expenses	(1,457)	(1,389)

Total deferred tax assets	1,035,743	631,587
Valuation allowance	(1,035,743)	(631,587)

Net deferred tax assets	$—	$—

Due to the uncertainty of their realization, no income tax benefit has been recorded by the Company for these deferred tax assets as valuation allowances have been established for any such benefits. The increase in the valuation allowance was the result of increases in the above stated items.

At December 31, 2010 and 2009, the Company had no material unrecognized tax benefits and no adjustments to liabilities or operations were required. The Company does not expect that its unrecognized tax benefits will materially increase within the next twelve months. We recognize interest and penalties related to uncertain tax positions in general and administrative expense. As of December 31, 2010 and 2009, we have not recorded any provisions for accrued interest and penalties related to uncertain tax positions.

MabCure files U.S. federal and state income tax returns in jurisdictions with varying statutes of limitations. The 2007 through 2010 tax years generally remain subject to examination by federal and state tax authorities. The Company’s subsidiary filed its initial return covering the period October 24, 2008 through December 31, 2009 in 2010 and such return is subject to examination by Belgian tax authorities for three years.

(8)	Related Party Transactions

As of December 31, 2010, and 2009, the Company owed to directors and officers of the Company a total of $10,629 and $29,365, respectively, for various working capital loans received by the Company. The loans are unsecured, non-interest bearing, and have no terms for repayment.

(9)	Commitments and Contingencies

Commitments

The Company is subject to various commitments under contractual and other commercial obligations. Refer to Note 4 entitled “Loan Payable and Lease Obligations” for minimum rental commitments under non-cancelable operating and capital lease obligations as of December 31, 2010.

Contingencies

On January 10, 2011, the Company received a letter from counsel to Dr. Elisha Orr, our former Chief Scientific Officer, demanding payment of approximately $160,000 for unpaid management services fees, including payment for a three-month notice period, and for the reimbursement of certain expenses. In the Company’s response to Dr. Orr’s counsel, the Company has refuted the claims presented in the letter primarily because Dr. Orr was dismissed for breach and therefore was not entitled to three months notice, and because the Company fully reimbursed Dr. Orr for all reimbursable expenses. Upon Dr. Orr’s return of certain Company property in his possession, the Company intends to reconcile all amounts and pay Dr. Orr the amounts that are owed to him, which include amounts related to unpaid salaries and management service fees totaling $106,164 as of December 31, 2010, and which have been recorded under accounts payable and accrued liabilities.

(10)	Recent Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, "Improving Disclosures about Fair Value Measurements.” This update requires additional disclosure within the roll forward of activity for assets and liabilities measured at fair value on a recurring basis, including transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy and the separate presentation of purchases, sales, issuances and settlements of assets and liabilities within Level 3 of the fair value hierarchy. In addition, the update requires enhanced disclosures of the valuation techniques and inputs used in the fair value measurements within Levels 2 and 3. The new disclosure requirements are effective for interim and annual periods beginning after December 15, 2009, except for the disclosure of purchases, sales, issuances and settlements of Level 3 measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010. As ASU 2010-06 only requires enhanced disclosures, the Company does not expect that the adoption of this update will have a material effect on its financial statements.

In February 2010, the FASB issued ASU No. 2010-09, "Amendments to Certain Recognition and Disclosure Requirements,” which eliminates the requirement for SEC filers to disclose the date through which an entity has evaluated subsequent events. ASC No. 2010-09 is effective for its fiscal quarter beginning after December 15, 2010. The adoption of ASC No. 2010-06 will not have a material impact on the Company's financial statements.

In April 2010, the FASB issued Accounting Standards Update 2010-13, “Compensation—Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades,” or ASU 2010-13. ASU 2010-13 provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in currency of a market in which a substantial porting of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The Company does not expect the adoption of ASU 2010-17 to have a significant impact on its consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on the Company’s present or future consolidated financial statements.

(11)	Subsequent Events

On January 18, 2011, the Company entered into an investment agreement with Centurion Private Equity, LLC (the “Investor”), an affiliate of Roswell Capital Partners, for the provision of an equity line funding facility of up to the amount of $10 million. Pursuant to the terms and conditions of the Investment Agreement, the Company may sell newly issued shares of its common stock (the “Put Shares”) to the Investor (each such sale, a “Put”) from time to time at a price equal to the lesser of (i) 97% of the “Market Price” (as defined below) of its common stock or (ii) the Market Price of its common stock minus $0.01, subject to certain dollar and share volume limitations for each Put, until the earlier of (a) 24 months from the date its registration statement is declared effective, (b) 30 months from the date of the Investment Agreement, or (c) until all Puts under the Investment Agreement have reached an aggregate gross sales price equal to $10 million. The Investment Agreement provides that prior to exercising any Put, the Company must have a registration statement declared effective with the SEC with respect to the Put Shares. “Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg LP for the Company’s common stock during the fifteen consecutive trading day period immediately following the date specified by the Company on which it intends to exercise the applicable Put. As consideration for the provision of the equity funding facility, the Company issued to the Investor 465,224 commitment shares and 34,892 fee shares to cover the Investor’s transaction fees.

Concurrent with the closing of the Investment Agreement, the Investor purchased a $100,000 senior secured convertible debenture. The debenture is due to mature on October 18, 2011 and bears interest at the rate of 8% per annum which is payable to the Investor. At the option of the Investor, the debenture may be converted into shares of the Company’s common stock at any time prior to maturity, at a price equal to the lesser of (i) a price equal to 90% of the “Conversion Market Price” (as defined below) on the date of the initial issuance of the Debenture or (ii) 90% of the Conversion Market Price of the Company’s common stock on the applicable conversion date. “Conversion Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg, LP for the Company’s common stock over the fifteen consecutive trading day period immediately preceding the date in question. The debenture includes a security interest on all of the Company’s assets that shall be automatically released following the date that the shares issuable upon conversion of the debenture can be resold without restriction under Rule 144, and 15% of the aggregate volume accrues to the debenture amount. Pursuant to an amendment to the Securities Purchase Agreement dated June 6, 2011, the debenture conversion price was fixed at $0.165 per share.

The Company has reviewed subsequent events through the date of this filing.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in the Registration Statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$252
Accounting fees and expenses	$2,000
Legal fees and expenses	$20,000
Printing, Edgarization, and related expenses	$3,500
Transfer Agent and DTC fees and expenses	$1,000
Miscellaneous	$2,000
Total	$28,752

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the provisions of Section 78.138 of Nevada Revised Statutes and Article 11 of our Articles of Incorporation, we may indemnify our directors, officers, employees and agents and maintain liability insurance for those persons. Section 78.138 provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if the person's conduct was in good faith. In the case of conduct in an official capacity with the corporation, the person may be indemnified if the person reasonably believed that such conduct was in the corporation's best interests. In all other cases, the corporation may indemnify the person if the person reasonably believed that such conduct was at least not opposed to the corporation's best interests. In the case of any criminal proceeding, the person may be indemnified if the person had no reasonable cause to believe the person's conduct was unlawful.

Our Articles of Incorporation obligate us to indemnify our directors and officers to the fullest extent permitted under Nevada law. Additionally, our Articles of Incorporation and Bylaws grant us the authority to the maximum extent permitted by Nevada law to purchase and maintain insurance providing such indemnification. We have purchased directors' and officers' liability insurance policies for our directors and officers.

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following information sets forth certain information with respect to all unregistered securities which we have sold during the past three years. Except as described below, we did not pay any commissions in connection with any of these sales.

On June 27, 2008, pursuant to the asset purchase agreement, the Company closed a private placement consisting of 1,300,000 units of MabCure’s securities at a price of $1.00 per unit, for aggregate proceeds of $1,300,000. Each unit consists of: (i) one common share; (ii) one non-transferable share purchase warrant entitling the holder thereof to purchase one share of common stock for a period of 12 months commencing from the closing of the asset purchase agreement, at an exercise price of $1.25 per common share; and (iii) one non-transferable share purchase warrant entitling the holder thereof to purchase one share of common stock for a period of 24 months commencing from the closing of the asset purchase agreement, at an exercise price of $1.25 per common share (“Two-Year Warrants”). On September 17, 2010, the Company entered into an amendment of its Subscription Agreement dated June 27, 2008, pursuant to which the Company extended the term of the Two-Year Warrants until June 27, 2012 and reset the exercise price of the Two-Year Warrants to $0.50 per share.

On January 10, 2008, MabCure entered into an asset purchase agreement with Indigoleaf Associates Ltd. (“Indigoleaf”) and Dr. Amnon Gonenne pursuant to which the Company agreed to purchase all of Indigoleaf’s interest and rights to a proprietary technology for the rapid and efficient generation of monoclonal antibodies against desired antigens such as cancer markers, including, but not limited to, the know-how, secrets, inventions, practices, methods, knowledge and data owned by Indigoleaf. The Company purchased this proprietary technology pursuant to an intellectual property transfer agreement and consummated the other transactions contemplated by the asset purchase agreement on July 7, 2008. Pursuant to the asset purchase agreement, as amended on April 2, 2009, the Company issued 25,638,400 shares of its common stock to Indigoleaf in consideration for the purchase of Indigoleaf’s proprietary technology, and issued 6,409,600 shares of common stock to Dr. Gonenne in consideration for being one of the founders of the Company’s cancer therapy and detection business. The shares issued were valued at $16,000,000.

On April 2, 2009, the Company entered into an amendment to the asset purchase agreement dated January 10, 2008, whereby the parties specified their original intention that the 6,409,600 shares of the Company’s common stock that were issued to Dr. Gonenne were, in fact, issued to Dr. Gonenne as founder’s shares as consideration for being one of the founders of the Company’s cancer therapy and detection business. Pursuant to the amendment to the asset purchase agreement, up to 75 percent of the shares issued to Dr. Gonenne, i.e., up to 4,807,200 shares of the Company’s common stock were subject to a lapsing repurchase right by the Company in the event Dr. Gonenne’s employment agreement with the Company had been terminated within 18 months from July 7, 2008. All of the 4,807,200 shares of common stock issued to Dr. Gonenne that had been subject to the lapsing repurchase right have been released from the lapsing repurchase right and are no longer subject thereto.

On October 28, 2009, the Company issued 51,725 shares of common stock to a third party provider of investor relations services pursuant to a consulting agreement dated August 7, 2009. The value of the transaction was $45,001.

On September 2, 2009, the Company entered into a loan agreement to obtain a bridge loan of $500,000 from a third-party lender for ordinary working capital needs. On March 5, 2010, the Company entered into a conversion agreement with the lender, pursuant to which the loan and all accrued interest was converted into equity securities. In full repayment of the loan and all accrued interest, the Company issued to the lender 1,000,000 units, with each unit consisting of: (i) one common share; (ii) one non-transferable share purchase warrant entitling the holder thereof to purchase one share of common stock until February 16, 2012, at a price per share of $0.60; and (iii) one non-transferable common stock purchase warrant entitling the holder thereof to purchase one share of common stock until February 16, 2012, at a price per share of $0.70.

On March 5, 2010, the Company closed an offshore private placement consisting of 1,000,000 units of securities at a price of $0.50 per unit, for aggregate proceeds of $500,000. Each unit consists of: (i) one common share; (ii) one non-transferable share purchase warrant entitling the holder thereof to purchase one share of common stock for a period of 24 months commencing from the closing of the private placement agreement, at an exercise price of $0.60 per common share; and (iii) one non-transferable share purchase warrant entitling the holder thereof to purchase one share of common stock for a period of 24 months commencing from the closing of the private placement agreement, at an exercise price of $0.70 per common share.

On January 18, 2011, the Company entered into an investment agreement with Centurion Private Equity, LLC (the “Investor”), an affiliate of Roswell Capital Partners, for the provision of an equity line funding facility of up to the amount of $10 million. Pursuant to the terms and conditions of the Investment Agreement, the Company may sell newly issued shares of its common stock (the “Put Shares”) to the Investor (each such sale, a “Put”) from time to time at a price equal to the lesser of (i) 97% of the “Market Price” (as defined below) of its common stock or (ii) the Market Price of its common stock minus $0.01, subject to certain dollar and share volume limitations for each Put, until the earlier of (a) 24 months from the date its registration statement is declared effective, (b) 30 months from the date of the Investment Agreement, or (c) until all Puts under the Investment Agreement have reached an aggregate gross sales price equal to $10 million. The Investment Agreement provides that prior to exercising any Put, the Company must have a registration statement declared effective with the SEC with respect to the Put Shares. “Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg LP for the Company’s common stock during the fifteen consecutive trading day period immediately following the date specified by the Company on which it intends to exercise the applicable Put. As consideration for the provision of the equity funding facility, the Company issued to the Investor 465,224 commitment shares and 34,892 fee shares to cover the Investor’s transaction fees.

Concurrent with the closing of the Investment Agreement, the Investor purchased a $100,000 senior secured convertible debenture. The debenture is due to mature on October 18, 2011 and bears interest at the rate of 8% per annum which is payable to the Investor. At the option of the Investor, the debenture may be converted into shares of the Company’s common stock at any time prior to maturity, at a price equal to the lesser of (i) a price equal to 90% of the “Conversion Market Price” (as defined below) on the date of the initial issuance of the Debenture or (ii) 90% of the Conversion Market Price of the Company’s common stock on the applicable conversion date. “Conversion Market Price” means the average of the three lowest daily volume weighted average prices published daily by Bloomberg, LP for the Company’s common stock over the fifteen consecutive trading day period immediately preceding the date in question. The debenture includes a security interest on all of the Company’s assets that shall be automatically released following the date that the shares issuable upon conversion of the debenture can be resold without restriction under Rule 144, and 15% of the aggregate volume accrues to the debenture amount.

In February 2011, the Company issued 100,000 shares of common stock to a third party provider of consulting services to raise financing pursuant to an agreement dated February 24, 2011.

On June 6, 2011, the Company and Centurion amended the January 18, 2011 Investment Agreement, pursuant to which amendment the Company issued an additional 465,224 commitment shares to Centurion.

ITEM 16. EXHIBITS

Exhibit	Description
No.
3.1	Articles of Incorporation (incorporated by reference from our Registration Statement on Form SB-2 filed on March 8, 2007).
3.2	Bylaws (incorporated by reference from our Registration Statement on Form SB-2 filed on March 8, 2007).
3.3	Certificate of Change (incorporated by reference from our Quarterly Report on Form 10-QSB filed on November 20, 2007).
3.4	Certificate of Correction (incorporated by reference from our Quarterly Report on Form 10-QSB/A filed on November 23, 2007).
3.5	Articles of Merger (incorporated by reference from our Current Report on Form 8-K filed on January 24, 2008).
5.1*	Opinion of SRK Law Offices regarding the legality of the securities being registered.
10.1	Asset Purchase Agreement dated January 10, 2008 with Indigoleaf Associates Ltd. and Dr. Amnon Gonenne (incorporated by reference from our Current Report on Form 8-K filed on July 10, 2008).
10.1.1	Amendment to Asset Purchase Agreement with Indigoleaf Associates Ltd. and Dr. Amnon Gonenne dated April 2, 2009 (incorporated by reference from our Annual Report on Form 10-K filed on April 10, 2009).
10.2	Escrow Agreement dated July 7, 2008 with Dr. Amnon Gonenne (incorporated by reference from our Current Report on Form 8-K filed on July 10, 2008).
10.2.1	Amendment to Escrow Agreement with Dr. Amnon Gonenne dated April 2, 2009 (incorporated by reference from our Annual Report on Form 10-K filed on April 10, 2009).
10.3	Employment Agreement dated July 7, 2008 with Dr. Amnon Gonenne (incorporated by reference from our Current Report on Form 8-K filed on July 10, 2008).
10.3.1	Amendment to Employment Agreement with Dr. Amnon Gonenne dated April 2, 2009 (incorporated by reference from our Annual Report on Form 10-K filed on April 10, 2009).
10.4	Management Services Agreement effective as of January 1, 2009 with Dr. Elisha Orr (incorporated by reference from our Annual Report on Form 10-K filed on March 24, 2010
10.5	Employment Agreement dated November 7, 2008 with Mr. Ron Kalfus (incorporated by reference from our Quarterly Report on Form 10-Q filed on November 19, 2008).
10.6	Employment Agreement dated December 2, 2010 with Dr. Charles Tackney (incorporated by reference from our Annual Report on Form 10-K filed on April 15, 2011.
10.7	Director Agreement dated April 17, 2009 with David S. Frank (incorporated by reference from our Quarterly Report on Form 10-Q filed on May 13, 2009)
10.8	Director Agreement dated September 24, 2010 with Gad Berdugo (incorporated by reference from our Annual Report on Form 10-K filed on April 15, 2011.
10.9	Loan Agreement by and between Registrant and Chrysler Enterprises Ltd. dated September 2, 2009 (incorporated by reference from our Current Report on Form 8-K filed on September 17, 2009).
10.10	Conversion Agreement by and between Registrant and Chrysler Enterprises Ltd. executed March 5, 2010 (incorporated by reference from our Current Report on Form 8-K filed on March 8, 2010).

10.11	Subscription Agreement by and between Registrant and investor executed March 5, 2010 (incorporated by reference from our Current Report on Form 8-K filed on March 8, 2010).
10.12	Amendment to the Subscription Agreement with Paramount Trading Company signed on September 17, 2010 (incorporated by reference from our Current Report on Form 8-K filed on September 20, 2010).
10.13	Investment Agreement, dated as of January 18, 2011, between Registrant and Centurion Private Equity, LLC (incorporated by reference from our Current Report on Form 8-K filed on January 20, 2011).
10.14

Registration Rights Agreement, dated as of January 18, 2011, between Registrant and Centurion Private Equity, LLC (incorporated by reference from our Current Report on Form 8-K filed on January 20, 2011

10.15

Securities Purchase Agreement, dated as of January 18, 2011, between Registrant and Centurion Private Equity, LLC (incorporated by reference from our Current Report on Form 8-K filed on January 20, 2011).

10.16	Debenture dated as of January 18, 2011, between Registrant and Centurion Private Equity, LLC (incorporated by reference from our Current Report on Form 8-K filed on January 20, 2011).
10.17	Amendment to the Investment Agreement, dated June 6, 2011, between Registrant and Centurion Private Equity, LLC (incorporated by reference from our Current Report on Form 8-K filed on June 9, 2011).
10.18

Amendment to the Securities Purchase Agreement, dated June 6, 2011, between Registrant and Centurion Private Equity, LLC (incorporated by reference from our Current Report on Form 8-K filed on June 9, 2011).

23.1*	Consent of Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
23.2*	Consent of Legal Counsel (incorporated in Exhibit 5.1).

*Filed herewith

ITEM 17. UNDERTAKINGS

A. Rule 415 Offering

We will:

(1) File, during any period in which we offer or sell securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

(3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the Company undertake that in a primary offering of the Company’s securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

B. Request for Acceleration of Effective Date

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in New York, on June 9, 2011.

MABCURE, INC.

By:	/s/ Dr. Amnon Gonenne
Dr. Amnon Gonenne , President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Dr. Amnon Gonenne	By:	/s/ Ron Kalfus
	Name: Dr. Amnon Gonenne		Name: Ron Kalfus
	Title: President, Chief Executive Officer		Title: Chief Financial Officer (Principal
	(Principal Executive Officer) and Director		Financial and Accounting Officer)

Dated: June 9, 2011

By:	/s/ Dr. David S. Frank
Name: Dr. David S. Frank
Title: Director

Dated: June 9, 2011